EXHIBIT 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Unless stated otherwise or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc., a Maryland corporation and references to “Host L.P.” mean Host Hotels & Resorts, L.P., a Delaware limited partnership, and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. We use the terms “we” or “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

Host Inc. operates as a self-managed and self-administered REIT. Host Inc. is the sole general partner of Host L.P. and holds 98.4% of its partnership interests. Host L.P. is a limited partnership operating through an umbrella partnership structure. As of February 18, 2011, we own 120 hotels, primarily consisting of luxury and upper upscale properties. Host Inc. is the largest lodging REIT in NAREIT’s composite index. A REIT is a legal entity that owns real estate assets and, through payments of dividends to stockholders, is permitted to reduce or eliminate federal income taxes at the corporate level.

Our hotels are operated under brand names that are among the most respected and widely recognized in the lodging industry. The majority of our properties are luxury and upper upscale that are located in central business districts of major cities, near airports and in resort/conference destinations that benefit from significant barriers to entry by competitors. In 2010, approximately 79% of our revenues were generated by our urban and resort/conference hotels. While our hotels are still subject to competitive pressures, we believe this strategy should allow us to achieve room rate and occupancy premiums in excess of those of our competitors. We seek to maximize the value of our portfolio through aggressive asset management by assisting the managers of our hotels in optimizing property operations and by completing strategic capital improvements.

Our Customers

The majority of our customers fall into three broad groups: transient business, group business and contract business. The table below details the percentage of our room sales for each group:

	2010	2009	2008	2007	2006
Transient business	56%	56%	54%	56%	54%
Group business	37%	37%	41%	40%	42%
Contract business	7%	7%	5%	4%	4%

Similar to the majority of the lodging industry, we further categorize business within these categories based on characteristics they have in common as follows:

Transient business broadly represents individual business or leisure travelers. Business travelers make up the majority of transient demand at our hotels. Therefore, we will be more significantly affected by trends in business travel versus leisure demand. The four key subcategories of the transient business group are:

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Premium: Sometimes referred to as “rack rate,” this rate is typically applied to rooms booked close to arrival during high demand periods and is the highest rate category available. Room rates will fluctuate depending on anticipated demand levels (e.g. seasonality and weekday vs. weekend stays).

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Corporate: This is the benchmark rate that a hotel publishes and offers to the general public. It is typically the second highest category and is for travelers that do not have access to negotiated or discount rates.

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Special Corporate: This is a negotiated rate offered to companies and organizations that provide significant levels of room night demand to the hotel or to hotel brands generally. These rates are typically negotiated annually at a discount to the anticipated corporate rate.

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Discount: This encompasses all discount programs, such as AAA and AARP discounts, government per diem, rooms booked through wholesale channels, frequent guest program redemptions, and promotional rates and packages offered by a hotel.

Group business represents clusters of guestrooms booked together, usually with a minimum of 10 rooms. Examples include a company training session or a social event such as a family reunion. The three key sub-categories of the group business category are:

•	Association: group business related to national and regional association meetings and conventions.

•	Corporate: group business related to corporate meetings (e.g., product launches, training programs, contract negotiations, and presentations).

•	Other: group business predominately related to social, military, education, religious, fraternal and youth and amateur sports teams, otherwise known as SMERF business.

The final category is contract demand, which refers to blocks of rooms sold to a specific company for an extended period of time at significantly discounted rates. Contract rates are usually utilized by hotels that are located in markets that are experiencing consistently lower levels of demand. Airline crews are typical generators of contract demand for our hotels.

Understanding Our Performance

Our Revenues and Expenses. Our hotels are operated by third-party managers under long-term agreements, pursuant to which they typically earn base and incentive management fees based on the levels of revenues and profitability of each individual hotel. We provide operating funds, or working capital, which the managers use to purchase inventory and to pay wages, utilities, property taxes and other hotel-level expenses. We generally receive a cash distribution from our hotel managers each four-week or monthly accounting period, which distribution reflects hotel-level sales less property-level operating expenses (excluding depreciation).

Revenues for owned hotels are 96% of our total revenue. The following table presents the components of our hotel revenue as a percentage of our total revenue:

		% of 2010 Revenues
—	Rooms revenue. Occupancy and average daily room rate are the major drivers of rooms revenue. The business mix of the hotel (group versus transient and premium versus discount business) is a significant driver of room rates.	60%

—	Food and beverage revenue. Occupancy and the type of customer staying at the hotel are the major drivers of food and beverage revenue (i.e., group business typically generates more food and beverage business through catering functions when compared to transient business, which may or may not utilize the hotel’s restaurants).	29%

—	Other revenue. Occupancy, the nature of the property (i.e., resort, etc.) and its price point are the main drivers of other ancillary revenue, such as parking, golf course, spa, entertainment and other guest services.	7%

Hotel operating expenses are approximately 97% of our total operating costs and expenses. The following table presents the components of our hotel operating expenses as a percentage of our total operating costs and expenses:

		% of 2010 Operating Costs and Expenses
—	Rooms expense. These costs include housekeeping, reservation systems, room supplies, laundry services and front desk costs. Occupancy is the major driver of rooms expense. These costs can increase based on increases in salaries and wages, as well as the level of service and amenities that are provided.	17%

—	Food and beverage expense. These expenses primarily include food, beverage and labor costs. Occupancy and the type of customer staying at the hotel (i.e., catered functions generally are more profitable than outlet sales) are the major drivers of food and beverage expense, which correlates closely with food and beverage revenue.	23%

—	Other departmental and support expenses. These expenses include labor and other costs associated with the other ancillary revenues such as parking, golf courses, spas, entertainment and other guest services, as well as labor and other costs associated with administrative departments, sales and marketing, repairs and minor maintenance and utility costs.	27%

—	Management fees. Base management fees are computed as a percentage of gross revenue. Incentive management fees generally are paid when operating profits exceed certain threshold levels.	4%

—	Other property-level expenses. These expenses consist primarily of real and personal property taxes, ground rent, equipment rent and property insurance. Many of these expenses are relatively inflexible and do not necessarily change based on changes in revenues at our hotels.	12%

—	Depreciation and amortization expense. This is a non-cash expense that changes primarily based on the acquisition and disposition of hotel properties and the level of past capital expenditures.	14%

The expense components listed above are based on those presented in our consolidated statements of operations. It also is worth noting that wage and benefit costs are spread among various line items. Taken separately, these costs represent approximately 50% to 55% of our hotel operating expenses.

Key Performance Indicators. Revenue per available room (“RevPAR”) is a commonly used measure within the hotel industry to evaluate hotel operations. RevPAR is defined as the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or parking, telephone or other guest service revenues generated by the property. Although RevPAR does not include these ancillary revenues, it is generally considered the leading indicator of core revenues for many hotels.

RevPAR changes that are driven predominately by occupancy have different implications on overall revenue levels, as well as incremental operating profit, than do changes that are driven predominately by average room rate. For example, increases in occupancy at a hotel would lead to increases in rooms revenues and ancillary revenues, such as food and beverage, as well as additional incremental costs (including housekeeping services, utilities and room amenity costs). RevPAR increases due to higher room rates, however, would not result in additional room-related costs. As a result, changes in RevPAR driven by increases or decreases in average room rates have a greater effect on profitability than changes in RevPAR caused by occupancy levels.

In discussing our operating results, we present RevPAR and certain other financial data for our hotels on a comparable hotel basis. Comparable hotels are those properties that we have owned for the entirety of the reporting periods being compared. Comparable hotels do not include the results of properties acquired or sold, or that incurred business interruption due to significant property damage, large scale capital improvements or significant events during these periods.

We also evaluate the performance of our business through certain non-GAAP financial measures. Each of these non-GAAP measures should be considered by investors as supplemental measures to GAAP performance measures such as total revenues, operating profit, net income and earnings per share. We provide a more detailed discussion of these non-GAAP financial measures, how management uses such measures to evaluate our financial condition and operating performance and a discussion of certain limitations of such measures in “—Non-GAAP Financial Measures.” Our non-GAAP financial measures include:

•	Host Inc.’s funds from operations (“FFO”) and FFO per diluted share. We use FFO and FFO per diluted share as a supplemental measure of company-wide profitability.

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Host Inc’s and Host L.P.’s hotel adjusted operating profit. Hotel adjusted operating profit measures property-level results before debt service and is a supplemental measure of aggregate property-level profitability. We also use hotel adjusted operating profit to evaluate the profitability of our comparable hotels.

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Host Inc.’s and Host L.P.’s EBITDA and Adjusted EBITDA. Earnings before income taxes, interest expense, depreciation and amortization (“EBITDA”), is a commonly used measure in many industries, and management believes that such measure provides useful information to investors regarding our results of operations as it helps us and our investors evaluate the ongoing operating performance of our properties and facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. We adjust EBITDA when evaluating our performance because we believe that the exclusion of certain items, such as gains and losses related to real estate transactions and impairment losses (“Adjusted EBITDA”), provides useful supplemental information to investors regarding our ongoing operating performance.

Summary of 2010 Operating Results

During 2010, the lodging recovery exceeded industry expectations as overall RevPAR grew 5.5% compared to 2009. Similarly, RevPAR at our comparable hotels increased 5.8% compared to 2009. As is expected during a recovery, the initial improvements in RevPAR were driven by improvements in occupancy, which improved by 3.8 percentage points in 2010. Overall, average room rates were essentially flat, with an improvement of 0.1% during the year; however, as the year progressed, lodging demand improved and our managers were able to increase rates, somewhat shifting pricing power away from the consumer. As a result, comparable hotel rates for the third and fourth quarter of 2010 improved 4.5% and 2.8%, respectively. Early in the year, the recovery was driven by increased demand from corporate transient business, which was eventually joined by improvements across the majority of our customer types. This RevPAR improvement includes a 7.6% improvement in comparable hotel transient RevPAR and a 3.5% improvement in comparable hotel group RevPAR. Typically, the recovery of group revenue will lag that of transient revenue as price increases and business mix changes can more quickly increase transient average rates, and because group contracts that were negotiated near the bottom of the lodging cycle reflect lower rates and, therefore, will slow recovery for group revenues in the near term. As a result of these trends, total comparable revenues for our owned hotels increased $167 million, or 4.2%, to approximately $4.1 billion for the year. In addition to the hotel revenues for our owned hotels described above, our other revenues increased $92 million due to the inclusion of hotel revenues from a portfolio of 71 Courtyard by Marriott and Residence Inn by Marriott hotels leased from Hospitality Properties Trust that had been previously sublet (the “HPT portfolio”; see “Off-Balance Sheet Arrangements and Contractual Obligations”). Therefore, overall revenue increased $293 million, or 7.1%, to approximately $4.4 billion for 2010.

As described above, the improvements in RevPAR were primarily driven by occupancy gains, which have less of a positive effect on overall profitability compared to increases driven by average room rate. As a result, the improvement in overall profitability was partially offset by increases in incremental costs at the hotels as well as the decline in the cancellation and attrition revenues. Additionally, our total expenses include rental and hotel level expenses for the leased HPT portfolio, described above, of $180 million, which decreased our overall operating profit by $13 million. Other significant items that affected the comparability of our results between 2010 and 2009 include:

2010:

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The recognition of $10 million of acquisition costs related to our successful hotel acquisitions, which costs are now required to be recorded in corporate expenses when incurred. Prior to the change in accounting treatment effective January 1, 2009, these costs would have been capitalized and depreciated over the remaining life of the asset; and,

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an increase in interest expense during 2010 due to costs associated with debt extinguishments (including the acceleration of deferred financing costs and original issue discounts) totaling $21 million, compared to a net gain of $9 million on debt extinguishments in 2009.

2009:

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Impairment charges related to real estate and investments totaling $131 million. Of these impairment charges, $20 million was included in depreciation expense, $77 million was included in discontinued operations and $34 million was included in equity in affiliates. No impairment charges were recorded in 2010;

•	gains on dispositions totaling $31 million compared to a loss on dispositions of $2 million in 2010; and,

•	charges related to a potential litigation loss of $41 million.

As a result of the improved operations, and the items described above, GAAP operating profit increased 50% to $223 million in 2010. Our comparable hotel adjusted operating profit, which reflects the hotel-level revenues and expenses for our comparable hotels and does not include the items described above or the results of the HPT portfolio, increased $44 million, or 5%, to $882 million. Net loss for Host Inc. decreased $126 million in 2010 to a loss of $132 million and Adjusted EBITDA increased $26 million, or 3.3%, to $824 million.

Host Inc.’s diluted loss per common share decreased $.24 to a loss in 2010 of $.21. The reduction in our loss per diluted share reflects the improvement in operating results at our hotels as described above. Host Inc.’s FFO per diluted share increased 33% to $.68 for 2010. For 2010 and 2009, the transactions described above reduced net loss per diluted share by $.06 and $.23, respectively, and reduced FFO per diluted share by $.06 and $.28, respectively.

The trends and transactions described above for Host Inc. similarly affected the operating results for Host L.P, as the only significant difference between the Host Inc. and Host L.P. statements of operations relates to the treatment of income attributable to the outside partners of Host L.P. For the year, Host L.P.’s net loss declined $126 million to$132 million, and the loss per diluted unit declined $.24 to $.21 per unit.

Financing Activities

During 2010, we continued to progress in our overall goal to strengthen our balance sheet by lowering our debt-to-equity ratio; however, we shifted our focus from increasing our liquidity (which was our main focus in the uncertain recessionary period of 2009) to strategically raising and deploying capital to improve our overall leverage ratios, while at the same time completing substantial investments in our portfolio through acquisitions and capital investments. As a result of these efforts:

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We issued $500 million of 6% Series U senior notes and repaid approximately $1.1 billion of senior notes and mortgage debt. We also assumed $166 million of mortgage debt, of which $115 million was repaid in the fourth quarter, and drew $56 million under our credit facility in connection with our 2010 acquisitions. Overall, our debt balance was reduced by $360 million from December 31, 2009;

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We issued 26.9 million common shares under our “at the market” offering programs. The shares were issued at an average price of $15.25 per share for net proceeds of $406 million. Proceeds from these issuances were used to fund acquisitions and capital investments;

•	As of December 31, 2010, 102 of our 113 properties are unencumbered by mortgage debt;

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We improved our overall leverage and coverage ratios, as defined in our senior note and credit facility covenants. Specifically, as of December 31, 2010 our leverage ratio (total debt/EBITDA, as defined) decreased 30 basis points to 5.0x and our interest coverage ratio (EBITDA/interest, as defined) increased 30 basis points to 3.0x; and

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At year end 2010, we held over $1.1 billion of cash and cash equivalents and had $542 million of availability under our credit facility. We expect to deploy over $900 million of cash to execute our recently announced acquisitions discussed below.

We believe, based on the overall strength of our balance sheet, that we have sufficient liquidity and access to the capital markets in order to pay our near-term debt maturities, fund our capital expenditures programs and take advantage of investment opportunities (for a detailed discussion, see “—Liquidity and Capital Resources”).

Investing Activities

Acquisitions. 2010 marked a significant increase in transaction activity for luxury and upper upscale lodging properties from the extremely depressed levels in 2009. We believe that the lodging industry is in the early stages of a recovery, which presents an opportunity to purchase assets with high growth potential at a significant discount to replacement cost. Many of the acquisition opportunities are associated with the significant number of hotel properties that are encumbered with very high levels of debt that are facing maturity deadlines and have few, if any, refinancing options. In many cases, we expect that these owners will seek to meet the financing obligations through an all cash sale of the hotel. In addition, lenders are foreclosing on hotels with the objective of a subsequent sale. An example of this type of transaction is our recent acquisition of the W New York, Union Square. During 2010, we completed the following acquisitions:

•	the 245-room JW Marriott, Rio de Janeiro for approximately R$80 million ($47 million);

•	the 270-room W New York, Union Square for approximately $188 million, through a joint venture in which we are the 90% controlling partner. Our investment was approximately $169 million;

•	the 424-room Westin Chicago River North for approximately $165 million; and

•	the leasehold interest in the 266-room Le Méridien Piccadilly for approximately £64 million ($98 million).

Subsequent to year end, we completed the acquisition of a portfolio of seven hotels in New Zealand and entered into agreements to purchase hotels in New York and San Diego as follows:

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In January 2011, we entered into an agreement to acquire the 775-room New York Helmsley Hotel for $313.5 million. The property will be managed by Starwood, initially as an unbranded hotel. As part of a comprehensive renovation costing approximately $65 million, the guestrooms and guest baths will be completely renovated, a few rooms will be added to the inventory and the meeting space will be upgraded. When the renovations are complete in early to mid-2012, the property will be branded as a Westin. While the hotel will benefit from Starwood’s management and reservation system as an unbranded hotel, operations of the hotel will be negatively affected during the renovation process. This acquisition is expected to close in March 2011, subject to customary closing conditions.

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In February 2011, we also entered into an agreement to acquire the entity that owns the 1,625-room Manchester Grand Hyatt San Diego, and certain related rights, for $570 million. The hotel is located along the waterfront, adjacent to the city’s central business district and convention center and has over 125,000 square feet of meeting space, six food and beverage outlets, and a 10,000 square foot spa. The transaction will be comprised of cash consideration of $564 million, including the repayment of $408 million of existing loans. We will also issue approximately $6 million of common OP units and $98 million of preferred OP units. We will also record a note receivable equal in value to the preferred OP units. The interest rate on the note receivable will be 0.25 percentage points less than the dividend rate on the preferred OP units. In accordance with ASC 505, a right of setoff exists between the note receivable and the preferred OP units, as the proceeds from the redemption of the preferred OP units must be used to repay the note receivable. Therefore, neither will be reflected on our consolidated balance sheet. The transaction is expected to close in March of 2011, and is subject to various closing conditions, including approval by the San Diego Unified Port District.

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On February 18, 2011, we completed the acquisition of a portfolio of seven midscale and upscale hotels in New Zealand for approximately $145 million, including $80 million of mortgage debt. The properties are located in the cities of Auckland, Queenstown, Christchurch and Wellington and will be operated by Accor under the ibis and Novotel brands. Accor is a leading international hotel operator with over 4,200 hotels and 500,000 rooms in 90 countries worldwide.

Repositioning and Return on Investment Capital Expenditures. During 2010 and 2009, we completed a total of $114 million and $176 million, respectively, in ROI/repositioning expenditures at numerous properties. For 2010, repositioning and ROI expenditures included the following projects:

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San Diego Marriott Hotel & Marina – an extensive multi-year $190 million project to reposition and renovate the hotel which will include all 1,360 guest rooms, the pool and fitness center, as well as the expansion and development of new meeting space and an exhibit hall;

•	Westin Kierland Resort & Spa – the development of a new 21,500 square foot ballroom and 4,500 square foot outdoor venue space; and,

•	Miami Marriott Biscayne Bay – Completed extensive lobby renovations and the development of a three-meal restaurant, as well as the conversion of 3,900 square feet to meeting space.

We expect that our investment in ROI and repositioning expenditures in 2011 will total approximately $290 million to $310 million, including $190 million of projects at the following properties:

•	Sheraton New York Hotel & Towers – the complete renovation of all 1,756 rooms, as well as major mechanical upgrades to the heating and cooling system;

•	Atlanta Marriott Perimeter Center – complete repositioning of the hotel including rooms renovation, lobby enhancements, mechanical systems upgrades, parking garage and exterior enhancements;

•	Chicago Marriott O’Hare – complete repositioning of the hotel including rooms renovation, new meeting space and the creation of a new great room and lobby;

•	San Diego Marriott Hotel & Marina –continuation of the extensive renovation and repositioning project begun in 2010; and,

•	Sheraton Indianapolis – renovation of rooms, lobby, fitness center, bar and restaurant, as well as the conversion of an existing tower into 129 managed apartments.

Renewal and Replacement Capital Expenditures. In addition to the repositioning/ROI expenditures described above, we spent $195 million and $164 million on renewal and replacement expenditures during 2010 and 2009, respectively. These expenditures are designed to ensure that our high standards for product quality are maintained and to enhance the overall competitiveness of our properties in the marketplace. Major renewal and replacement projects that were underway during the fourth quarter of 2010 included: 450 rooms at the Fairmont Kea Lani, 98,700 square feet of meeting space at the Sheraton Boston, 87,500 square feet of meeting space at the Philadelphia Marriott Downtown, 1,001 rooms at the San Antonio Marriott Rivercenter and 36,000 square feet of meeting space at the Hyatt Regency Washington on Capitol Hill.

Dispositions. The market for selling hotels located in secondary and tertiary markets, which are our primary disposition targets, remains challenging. We disposed of two non-core properties in 2010 for a total of approximately $12 million where we believed that the potential for future returns were lower than our target levels. Subsequent to year end, we sold the South Bend Marriott for approximately $6 million.

2011 Outlook

Forecasts for real GDP growth in 2011 improved significantly in the fourth quarter of 2010, as the pace of consumer spending increased and the tax legislation package was passed in late December. Economists also anticipate substantial growth in business investment for 2011, which is a key driver for our industry, and for transient demand in particular. However, full year operating forecasts remain uncertain, particularly as employment levels and the housing market remain weak points in the overall economic outlook. As detailed in our 2010 operating results, 2010’s RevPAR improvement was primarily driven by improvements in occupancy, as rate increases were not broadly recognized across the portfolio until the second half of the year. For 2011, as the recovery moves into its next phase, we anticipate that the improvements in RevPAR will be driven by both rate and occupancy growth, which will have a more significant positive effect on our operating results.

At the same time, we also anticipate that supply growth in the lodging industry will remain at historically low levels in 2011 as the disruption in the credit markets and weak lodging performance caused a significant decline in new hotel construction starts beginning in the second half of 2008 through 2010. This may be particularly relevant for the markets and lodging sectors in which we compete due to the long-term planning and high level of investment associated with luxury and upper upscale lodging properties in urban and resort destinations. We believe that lower supply growth will have a positive effect in 2011, as the improvements in lodging demand will not lead to a corresponding increase in supply. Based on the lack of new construction starts in recent years, we believe that supply growth should remain below the historical trend for the lodging industry for the next few years.

Based on the trends discussed above and the forecast ROI/repositioning projects, as well as other capital expenditures at our properties, we anticipate that comparable hotel RevPAR will increase 6% to 8% during 2011. We believe that the positive trends in the lodging industry create the opportunity for business improvements, which when combined with our strategy to enhance our portfolio through acquisitions and capital projects will ultimately improve the competitive position of our properties and stockholder value. However, there can be no assurances that any increases in hotel revenues or earnings at our properties will continue for any number of reasons, including, but not limited to, slower than anticipated growth in the economy and changes in travel patterns. See also “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, filed February 24, 2011.

Results of Operations

The following table reflects certain line items from our audited statements of operations and other significant operating statistics (in millions, except operating statistics and percentages):

	2010	2009	% Change 2009 to 2010		2008		% Change 2008 to 2009
Revenues:
Total revenues for owned hotels	$4,229	$4,028	5.0%			$4,989	(19.3)%
Other revenues(1)	199	107	86.0			119	(10.1)

Operating costs and expenses:
Property-level costs(2)	4,100	3,870	5.9			4,316	(10.3)
Corporate and other expenses	108	116	(6.9)			58	100.0
Gain on insurance settlement	3	—	N/M	(5)		7	N/M
Operating profit	223	149	49.7			741	(79.9)
Interest expense	384	379	1.3			375	1.1
Income (loss) from discontinued operations	(4)	(61)	(93.4)			32	N/M

All hotel operating statistics(3):
RevPAR	$121.46	$112.57	7.9%			$140.35	(19.8)%
Average room rate	$173.17	$170.93	1.3%			$196.70	(13.1)%
Average occupancy	70.1%	65.9%	4.3	pts.		71.4%	(5.5	) pts.
Comparable hotel operating statistics(4):
RevPAR	$120.26	$113.66	5.8%		$	N/A	(19.9)%
Average room rate	$171.43	$171.25	0.1%		$	N/A	(13.5)%
Average occupancy	70.2%	66.4%	3.8	pts.		N/A	(5.4	) pts.

Host Inc.:
Net (income) loss attributable to non-controlling interests	2	6	(66.7)			(19)	N/M
Net income (loss) attributable to Host Hotels & Resorts, Inc.	(130)	(252)	(48.4)			395	N/M

Host L.P.:
Net (income) loss attributable to non-controlling interests	—	1	(100.0)			(3)	N/M
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(132)	(257)	(48.6)			411	N/M

(1)	Includes the results of the 71 hotels leased from HPT, whose operations we consolidated beginning July 7, 2010 as a result of the termination of the subleases with our subtenant. The line item also includes rental income earned prior to the lease terminations.
(2)	Amount represents operating costs and expenses per our consolidated statements of operations less corporate and other expenses and the gain on insurance settlement.
(3)	Operating statistics are for all properties as of December 31, 2010, 2009 and 2008 and include the results of operations for hotels we have sold prior to their disposition.
(4)	Comparable hotel operating statistics for 2010 and 2009 are based on 108 comparable hotels as of December 31, 2010. The percent change from 2008 and 2009 are based on 111 comparable hotels as of December 31, 2009.
(5)	N/M=Not Meaningful

Hotel Sales Overview

	2010	2009	% Change 2009 to 2010	2008	% Change 2008 to 2009
	(in millions)		(in millions)
Revenues
Rooms	$2,661	$2,484	7.1%	$3,098	(19.8)%
Food and beverage	1,291	1,234	4.6	1,545	(20.1)
Other	277	310	(10.6)	346	(10.4)

Total revenues for owned hotels	4,229	4,028	5.0	4,989	(19.3)
Other revenues	199	107	86.0	119	(10.1)

Total revenues	$4,428	$4,135	7.1	$5,108	(19.0)

2010 Compared to 2009. In 2010, hotel sales grew 5.0% for our consolidated revenues for owned hotels, reflecting strong growth in RevPAR at our properties, as well as increases in rooms and food and beverage revenues, partially offset by a decline in attrition and cancellation fees. Revenues for properties sold in 2010 or 2009 and the South Bend Marriott (sold in August 2011) have been reclassified to discontinued operations. See “—Discontinued Operations” below.

Rooms. The increase in room revenue in 2010 is consistent with the overall increase in RevPAR, primarily due to occupancy gains at our hotels. While the majority of the increase is due to the 5.8% increase in RevPAR at our comparable hotels, there was also a 1.7% increase related to the revenues recorded at the hotels acquired during the year.

Food and beverage. The increase in food and beverage revenue in 2010 is primarily attributable to increased occupancy, which contributes to greater demand for catering and banquet business.

Other. The decrease in other revenues for owned hotels in 2010 is primarily a result of a decline in attrition and cancellation fees of approximately $37 million.

Other revenues. For 2010, the increase was primarily driven by the inclusion of the HPT hotel revenue. On July 6, 2010, we terminated the subleases for 71 hotels leased from HPT because the subtenants failed to meet net worth covenants. Accordingly, beginning on July 7, 2010, we record the operations of the hotels instead of rental income, which we have recorded in other revenues. For 2010, revenues for hotels leased from HPT include hotel revenues of $123 million and rental income of $44 million. For 2009, revenues for hotels leased from HPT include rental income of $79 million. The property revenues and rental income recorded, less the hotel expenses and rental expenses for the HPT properties, resulted in net losses of $13 million and $1 million for 2010 and 2009, respectively. Effective December 2010, we terminated the leases with respect to 18 of these properties. We also have given notice that we plan to terminate the leases with respect to the remaining 53 properties in December 2012. See “— Off-Balance Sheet Arrangements and Contractual Obligations.”

While management evaluates the performance of each individual hotel against its competitive set in a given market, overall we evaluate the portfolio operating results using three different criteria: property type (i.e. urban, suburban, resort/conference or airport), geographic region and mix of business (i.e. transient, group or contract).

Comparable Hotel Sales by Property Type. The following tables set forth performance information for 2010 and 2009:

Comparable Hotels Portfolio by Property Type(a)

	As of December 31, 2010		Year ended December 31, 2010			Year ended December 31, 2009
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	52	33,123	$185.53	72.5%	$134.50	$182.59	69.0%	$125.90	6.8%
Suburban	29	10,964	138.29	65.6	90.73	139.71	61.1	85.32	6.3
Resort/ Conference	13	8,082	204.83	65.3	133.76	215.19	61.1	131.57	1.7
Airport	14	6,956	115.98	71.8	83.30	115.61	68.5	79.18	5.2

All Types	108	59,125	171.43	70.2	120.26	171.25	66.4	113.66	5.8

(a)	The reporting period for 2010 is from January 2, 2010 to December 31, 2010 and for 2009 is from January 3, 2009 to January 1, 2010 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

During 2010, comparable hotel RevPAR increased across all of our hotel property types. Our urban properties led the portfolio, with a 6.8% increase in RevPAR for the year. The continued improvement in demand has allowed our operators to begin to increase the average room rates at our urban properties, which improved 1.6% overall for the year. Our suburban properties also experienced a significant RevPAR increase in 2010 driven by strength in the suburban Boston, Orange County and San Francisco markets. Our resort/conference hotels lagged the portfolio as a whole, as the 7.9% improvement in RevPAR at our resort/conference properties in our Florida region were partially offset by the RevPAR declines in the Phoenix and Palm Springs markets. RevPAR at our Airport properties improved 5.2% for the year driven by strong demand growth in the Chicago and San Francisco airport markets.

Comparable Hotel Sales by Geographic Region. The following tables set forth performance information for 2010 and 2009:

Comparable Hotels by Region(a)

	As of December 31, 2010		Year ended December 31, 2010			Year ended December 31, 2009
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	26	14,581	$161.38	71.6%	$115.55	$166.08	67.1%	$111.38	3.7%
Mid-Atlantic	10	8,328	225.63	79.9	180.38	219.22	76.4	167.47	7.7
North Central	13	5,897	133.87	63.9	85.52	130.80	61.8	80.85	5.8
South Central	9	5,687	142.83	67.1	95.80	143.88	63.8	91.83	4.3
Florida	9	5,677	178.23	68.7	122.37	182.88	62.9	115.04	6.4
DC Metro	12	5,416	191.55	74.0	141.83	190.52	73.6	140.13	1.2
Atlanta	8	4,253	152.04	63.8	96.94	152.32	58.2	88.63	9.4
New England	7	3,924	172.19	69.6	119.83	165.77	65.2	108.10	10.8
Mountain	7	2,889	149.32	63.2	94.30	157.85	59.4	93.69	0.7
International	7	2,473	157.91	65.7	103.80	143.29	61.6	88.21	17.7

All Regions	108	59,125	171.43	70.2	120.26	171.25	66.4	113.66	5.8

(a)	The reporting period for 2010 is from January 2, 2010 to December 31, 2010 and for 2009 is from January 3, 2009 to January 1, 2010 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

For 2010, comparable hotel RevPAR improved across all of our geographic regions when compared to 2009. Our New England region was the top performing U.S. region, with RevPAR growth of 10.8% that was driven by RevPAR growth of 11.6% in the Boston market. This increase was due to strong group and transient demand, as occupancy increased 5.0 percentage points and average room rates increased 3.9%.

The 9.4% RevPAR growth in our Atlanta region was driven primarily by strong city-wide and transient business in the fourth quarter. Strong demand from both group and transient customers drove a 9.0 percentage point occupancy increase in the fourth quarter.

RevPAR in our Mid-Atlantic region grew 7.7% for the year, driven by RevPAR growth at our New York properties of 9.5%. For our New York properties, rate improved 5.7% and occupancy improved by 3.0 percentage points.

Our Florida region had an increase in RevPAR of 6.4% for the year, led by strong performance at our resort/conference hotels in this region. RevPAR at our Florida resort/conference hotels increased 7.9% for the year, driven primarily by an increase in occupancy of 6.6 percentage points; however, this increase was affected by lower group demand as well as significant renovations at the Orlando World Center Marriott Resort and Convention Center in the fourth quarter.

The RevPAR increase for the year in our North Central region was driven by our Chicago hotels, as RevPAR increased 8.8% due to strong transient demand and rate increased 2.6%.

Results in our Mountain region were mixed, as the Denver market experienced a 7.9% increase in RevPAR primarily due to strong group and transient demand, while the Phoenix market experienced a 3.9% decline in RevPAR, which was partially attributable to the renovation of a significant amount of meeting space at two hotels and the construction of a new ballroom at the Westin Kierland.

Our DC Metro region underperformed the portfolio in terms of RevPAR growth which reflects difficult comparisons to the prior year, particularly during the first quarter, due to the 2009 presidential inauguration and other government-related activities.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 108 of our hotels for which information is available from our managers.

In 2010, overall transient RevPAR increased 7.6% when compared to 2009, reflecting an increase in total room nights of 4.9%, and an increase in average rates of 2.6%. The rate increase was driven primarily by a 5.0% increase in average rate for corporate transient business and a shift in mix away from discounted business.

During 2010, group RevPAR increased approximately 3.5%, reflecting an increase in total room nights of 6.7%, partially offset by a decrease in average rates of 3.0%. Typically, recovery in the group segment will follow improvement in transient demand due to longer booking lead times. As a result, a large portion of the 2010 group business was sold at the lower rates in effect in prior periods. Therefore, while we did experience improvements in group demand, improvements in overall group revenue continues to lag that of transient revenue.

2009 Compared to 2008. The decrease in hotel sales and food and beverage revenues was primarily attributable to decreased occupancy, which drives lower room rates and less demand for catering and banquet business, as well as other ancillary revenues such as spas, golf, parking, internet connectivity and other fees. Sales for properties disposed of in 2010, 2009, and 2008, and the South Bend Marriott have been reclassified as discontinued operations. See “—Discontinued Operations” below.

Consistent with the portfolio as a whole, comparable hotel RevPAR decreased 19.9%, with a 5.4 percentage point decrease in occupancy and a 13.5% decrease in average room rates. Another factor that contributed to the decrease in revenues was corporate travelers downgrading from luxury properties to other hotel segments due to political and public relations concerns regarding corporate expenditures on luxury services. This had a significant effect on our Ritz-Carlton properties as well as our resort locations.

Comparable Hotel Sales by Property Type. The following tables set forth performance information for 2009 and 2008:

Comparable Hotels Portfolio by Property Type(a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Urban	53	34,485	$183.44	69.0%	$126.64	$211.15	73.6%	$155.39	(18.5)%
Suburban	31	11,646	138.72	60.2	83.45	160.68	66.1	106.19	(21.4)
Resort/ Conference	13	8,082	215.19	61.1	131.57	248.61	69.0	171.45	(23.3)
Airport	14	6,955	115.61	68.5	79.18	136.71	74.0	101.14	(21.7)

All Types	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from January 3, 2009 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

Consistent with 2008, our 2009 urban properties continued to outperform the portfolio as a whole. We believe the location of these assets provided a diversified demand base that helped drive higher levels of occupancy, which partially mitigated the decline in average room rate compared to other property types. As noted above, our resort/conference properties were particularly affected by traveler concerns regarding corporate expenditures for luxury hotels and services.

Comparable Hotel Sales by Geographic Region. The following tables set forth performance information for 2009 and 2008:

Comparable Hotels by Region(a)

	As of December 31, 2009		Year ended December 31, 2009			Year ended December 31, 2008
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentages	RevPAR	Average Room Rate	Average Occupancy Percentages	RevPAR	Percent Change in RevPAR
Pacific	27	15,943	$169.46	67.4%	$114.22	$198.45	73.7%	$146.16	(21.9)%
Mid-Atlantic	10	8,330	219.22	76.4	167.47	270.15	79.8	215.56	(22.3)
North Central	14	6,204	130.93	60.8	79.64	152.23	65.5	99.72	(20.1)
South Central	9	5,687	143.88	63.8	91.83	161.26	67.7	109.11	(15.8)
Florida	9	5,677	182.88	62.9	115.04	211.20	69.7	147.21	(21.9)
DC Metro	12	5,416	190.52	73.6	140.13	199.85	74.4	148.77	(5.8)
New England	8	4,297	161.76	63.7	103.11	179.11	71.9	128.85	(20.0)
Atlanta	8	4,252	152.32	58.2	88.63	172.87	66.0	114.01	(22.3)
Mountain	7	2,889	157.85	59.4	93.69	182.43	66.5	121.36	(22.8)
International	7	2,473	143.29	61.6	88.21	170.63	68.1	116.22	(24.1)

All Regions	111	61,168	171.61	66.2	113.68	198.30	71.6	141.97	(19.9)

(a)	The reporting period for 2009 is from January 3, 2009 to January 1, 2010 and for 2008 is from December 29, 2007 to December 26, 2008 for our Marriott hotels. For further discussion, see “—Reporting Periods.”

Other than the DC Metro region, all of our regions had substantial declines in RevPAR, though results reflect the different dynamics of the major markets within each region. RevPAR at hotels in our top performing DC Metro region declined 5.8%, though individual properties within the region varied from an increase of 7.4% to a decline of 25.4% in RevPAR, with the strongest performers being our downtown properties that benefited from government and government-related activity. Similarly, the 15.8% RevPAR decline in the South Central region included a RevPAR decrease of 3.7% in New Orleans and a decline of 21.4% in Houston.

Hotel Sales by Business Mix. The majority of our customers fall into three broad groups: transient, group and contract business. The information below is derived from business mix data for 111 of our hotels for which information is available from our managers.

In 2009, transient RevPAR decreased 18.6% when compared to 2008, reflecting a slight decline in total room nights and a decline in average rate of 17.7%. The decline primarily reflects a shift from the higher-rated premium and corporate business to the price-sensitive transient discount business. Room nights for premium and corporate business declined 17.3%, despite a decline in average rates of 18.9%, which led to a RevPAR decline of 32.9% in this business. This was slightly offset by the 8.6% growth in room nights from price-sensitive transient discount business as customers, particularly leisure travelers, utilized discount programs implemented by our managers, as well as, third-party travel websites offering discounted rates.

Group RevPAR declined approximately 23.2% reflecting a decline in total room nights of 17.2% and a decline in average room rates of 7.2%. The decline in room rate was primarily due to corporate group discounts and short-term group rate concessions. The primary driver of the decline in room nights was a significant reduction in corporate group business of 32.8%. In addition to significant reductions in corporate group meetings, this also reflects low attendance at group meetings and groups increasingly renegotiating rates.

Property-level Operating Expenses

	2010	2009	% Change 2010 to 2009	2008	% Change 2009 to 2008
	(in millions)		(in millions)
Rooms	$734	$681	7.8%	$760	(10.4)%
Food and beverage	965	933	3.4	1,130	(17.4)
Other departmental and support expenses	1,151	1,099	4.7	1,248	(11.9)
Management fees	171	158	8.2	241	(34.4)
Other property-level expenses	488	386	26.4	384	0.5
Depreciation and amortization	591	613	(3.6)	553	10.8

Total property-level operating expenses	$4,100	$3,870	5.9	$4,316	(10.3)

2010 compared to 2009 and 2009 compared to 2008. The overall increase in operating expenses in 2010 is consistent with higher overall RevPAR at our properties and improvement in occupancy at our hotels. The overall decrease in operating expenses in 2009 is consistent with lower overall demand at our properties and our hotel managers actively implementing contingency plans and cost saving measures in order to manage operating margin decline. Our operating costs and expenses, which are both fixed and variable, are affected by changes in occupancy, inflationary increases and revenues (which affect management fees), though the effect on specific costs will differ. Property-level operating expenses exclude the costs associated with hotels we have sold during the periods presented, which costs are included in discontinued operations.

Rooms. The increase in room expenses in 2010 is consistent with the overall increase in occupancy and was also affected by higher wage rates. The decrease in room expenses in 2009 was primarily due to a decrease in occupancy. We also benefited from cost cutting measures implemented by our managers that reduced controllable expenses, such as closing rooms in unused sections of the hotels, and reducing management staff and labor hours per occupied room.

Food and beverage. The increase in food and beverage costs in 2010 reflects the increase in revenues, partially offset by the positive shift in the mix of business to more catering and audio visual revenues. However, weak productivity in banquet sales hurt overall profitability. The decline in food and beverages costs in 2009 was primarily driven by a decrease in occupancy, which led to a reduction in food and beverages cost of goods sold, and reductions in restaurant hourly and management staff.

Other departmental and support expenses. The increase in revenues drove an increase in non-controllable hotel expenses during 2010, such as credit card commissions, bonus expense, loyalty rewards program expenses and cluster and shared service allocations. The decline in these expenses in 2009 reflected a reduction in controllable expenses, such as marketing and general and administration expenses that were driven by a decrease in the wages and benefits allocated to these expenses, reflecting a decline in management staffing and bonus payouts. Additionally, in 2009, utilities declined 11.5% as a result of a decline in prices, lower occupancy levels and milder weather.

Management fees. Our base management fees, which are generally calculated as a percentage of total revenues, increased 3.9% for 2010, which is consistent with the increase in revenues. The incentive management fees, which are based on the level of operating profit at each property after the owner has received a priority return on its investment, increased 17.5% during the year, consistent with the increase in operating profit at certain properties. The decrease in 2009 is consistent with our revenue decline.

Other property-level expenses. These expenses generally do not vary significantly based on occupancy and include expenses such as property taxes and insurance. For 2010, the increase was primarily driven by the inclusion of the HPT hotel expenses discussed below, partially offset by decreases in property insurance costs due to the reduction in premiums for our insurance program that runs from June 1, 2010 to May 31, 2011.

As previously discussed, beginning on July 7, 2010, we record the operations of 71 hotels leased from HPT. For 2010, expenses for hotels leased from HPT include rental expense of $84 million due to HPT, as well as the $96 million of hotel expenses incurred subsequent to the sublease termination. For 2009, expenses for hotels leased from HPT represent rental expense due to HPT of $80 million.

Depreciation and amortization. The decline in depreciation expense in 2010 is due to impairment charges recorded in 2009 of approximately $20 million. Other impairment charges for 2009 are included in equity in losses of affiliates or discontinued operations. No impairment charges were recorded in 2010. The increase in depreciation expense in 2009 reflects the effect of our extensive $1.8 billion capital expenditures program from 2006 to 2008 as well as the impairment charges described above.

Other Income Statement Line Items

Corporate and Other Expenses. Corporate and other expenses primarily consist of employee salaries and bonuses and other costs, such as employee stock-based compensation expense, travel, corporate insurance, legal fees, acquisition-related costs, audit fees, building rent and systems costs. Corporate expenses decreased approximately $8 million in 2010 from 2009 and increased approximately $58 million in 2009 from 2008. The decrease during 2010 is primarily due to litigation costs of $41 million accrued in 2009 for a potential litigation loss. See “Legal Proceedings.” The decrease was partially offset by an increase in stock-based compensation expense and bonus accruals, as well as an increase of $10 million associated with consummated property acquisitions. Previously, the acquisition costs would have been capitalized; however, under accounting requirements adopted in 2009, these costs are now expensed. The expense for the stock-based compensation awards is based on personal performance, as well as Host Inc.’s stockholder return relative to other REITs and to other lodging companies and will vary significantly due to fluctuations in Host Inc.’s stock price. The 2010 increase reflects the outperformance in Host Inc.’s stockholder return relative to other REITs and other lodging companies, a 53.1% increase in Host Inc.’s stock price since 2009 and the overall improvement in operations.

The increase in corporate and other expenses in 2009 reflects the litigation costs described above, as well as an increase in stock-based compensation expense, which returned to more normalized levels compared to 2008.

Gain on Insurance Settlement. During 2010, we recorded a gain of $3 million related to the receipt of business interruption insurance related to our two hotels in Chile, which were affected by the earthquake in July 2010. The damage to our properties was not severe; however, to the extent that we receive further business interruption insurance proceeds or property insurance proceeds in excess of the insurance receivable recorded for the property and equipment written off, we will record a gain. We recorded a gain on insurance settlement of $7 million in 2008. The gain primarily related to the insurance proceeds received for both business interruption and property damage following Hurricanes Katrina and Wilma which occurred during September and October 2005, respectively.

Interest Expense. The increase in interest expense during 2010 is due to costs associated with debt extinguishments (including the acceleration of deferred financing costs and original issue discounts) totaling $21 million compared to a net gain of $9 million on debt extinguishments in 2009. This increase was partially offset by a net decrease in our overall debt balance, which resulted in interest savings of approximately $23 million. In addition, the fixed-to-floating interest rate swap that we entered into in the second half of 2009 for our $300 million mortgage on The Ritz-Carlton, Naples and Newport Beach Marriott Hotel & Spa reduced interest expense by $5 million for 2010 compared to 2009.

The increase in interest expense during 2009 from 2008 is primarily due to a decrease of $5 million in the net gain associated with the repurchase of our exchangeable senior debentures in 2009 and 2008.

Net Gains on Property Transactions. The significant increase in gains from property transactions in 2009 when compared to both 2010 and 2008 is due to the recognition of a $13 million gain associated with the sale of our remaining 3.6% limited partnership interest in a partnership that owned 115 Courtyard by Marriott hotels.

Equity in Earnings (losses) of Affiliates. The significant increase in losses of affiliates during 2009 when compared to both 2010 and 2008 is a result of an impairment charge of $34 million recorded in 2009, described below, related to our investment in the European joint venture. We evaluate the recoverability of our investment in affiliates based on our assessment of the fair value of our investment in comparison to our carrying value. In 2009, we determined that the carrying value of our investment in our joint venture in Europe exceeded its fair value on an other-than-temporary basis. As a result, we recorded an impairment charge of $34 million, which impairment charge is included in equity in earnings (losses) of affiliates. See “—Critical Accounting Policies—Other-than-Temporary Impairment of an Investment” for further discussion.

Income Tax Benefit. We lease substantially all of our properties to consolidated subsidiaries designated as TRS for federal income tax purposes. The difference between hotel-level operating cash flow and the aggregate rent paid to Host L.P. by the TRS represents taxable income or loss, on which we record an income tax provision or benefit. The decrease in the tax benefit in 2010 reflects lower expenses at our TRS and the overall improvement in operating results at our properties. As most of the hotels in 2010 are paying the minimum rent under the lease agreements, a significant amount of the improvement in profitability is retained by the TRS and, therefore, decreases its taxable loss. Additionally, in 2009 we recognized a $12 million tax benefit with respect to the sale of our remaining interest in the CBM Joint Venture Limited Partnership (“CBM JV”).

Discontinued Operations. Discontinued operations consist of one hotel disposed of in 2011, two hotels disposed of in 2010, six hotels disposed of in 2009 (including one hotel for which the ground lease expired and reverted back to the ground lessor) and two hotels disposed of during 2008 and represent the results of operations and the gains on the disposition of these hotels during the periods. The following table summarizes the revenues, income before taxes, and the gain on dispositions, net of tax, of the hotels which have been reclassified to discontinued operations, which includes assets held for sale and the results of sold hotels prior to their disposition for the periods presented (in millions):

	2010	2009	2008
Revenues	$14	$81	$186
Income (loss) before taxes	(3)	(88)	10
Gain (loss) on dispositions, net of tax	(2)	26	24

Liquidity and Capital Resources

Liquidity and Capital Resources of Host Inc. and Host L.P. The liquidity and capital resources of Host Inc. and Host L.P. are primarily derived from the activities of Host L.P. Host L.P. generates the capital required by our business through its operations, the direct or indirect incurrence of indebtedness, the issuance of OP units or the sale of equity interests of its subsidiaries. Host Inc. is a REIT whose only material asset is its ownership of partnership interests of Host L.P.; therefore, its financing and investing activities are conducted through Host L.P., except for the issuance of its common and preferred stock. However, proceeds from stock issuances by Host Inc. are contributed to Host L.P. in exchange for OP units. Additionally, funds used by Host Inc. to pay dividends or to repurchase stock are provided by Host L.P. Therefore, while we have noted those areas in which it is important to distinguish between Host Inc. and Host L.P., we have not included a separate discussion of the liquidity and capital resources of each entity as the discussion below can be applied to both Host Inc. and Host L.P.

Overview. We look to maintain a capital structure and liquidity profile with an appropriate balance of cash, debt and equity in order to provide financial flexibility, given the inherent volatility in the lodging industry. During the difficult recessionary period in 2009, we focused on improving our liquidity position through equity and debt issuances, which totaled over $1.7 billion. As a result of these efforts, we entered the growth period of 2010 with over $1.5 billion of cash and $600 million available under our credit facility. As the overall economy, credit markets and lodging industry strengthened during 2010, we shifted the focus of our financing efforts from maintaining liquidity to strategically decreasing our debt-to-equity ratio through (i) acquisitions and other investments, the majority of which were completed with available cash and proceeds from equity issuances, and (ii) the repayment and refinancing of senior notes and mortgage debt. As a result, we have improved our overall leverage and coverage ratios, issued $406 million of equity and completed $532 million of acquisitions and other capital investments during the year. At the same time, our liquidity position remains very strong, with over $1.1 billion of cash and cash equivalents (prior to amounts used for the 2011 acquisitions discussed herein) and $542 million available capacity under our credit facility as of February 24, 2011.

We also look to structure our debt profile to allow us to access different forms of financing, primarily senior notes and exchangeable debentures, as well as mortgage debt. Generally, this means that we will look to minimize the number of assets that are encumbered by mortgage debt, minimize near-term maturities, and maintain a balanced maturity schedule. As of December 31, 2010, 102 of our 113 hotels are unencumbered by mortgage debt and approximately 79% of our debt consists of senior notes and borrowings under our credit facility, both of which are guaranteed by various subsidiaries and secured by pledges in subsidiaries, but are not collateralized by specific hotel properties. Additionally, our maturities for 2011 are 3.5% of our total debt ($129 million of mortgage debt and $58 million outstanding under our credit facility). Further, based on our current forecasts, we expect to extend the credit facility maturity one year to September of 2012. We believe that we have sufficient liquidity and access to the capital markets to take advantage of opportunities to enhance our portfolio, withstand declines in operating cash flow, pay our near-term debt maturities and fund our capital expenditures programs. We may continue to opportunistically access the capital markets if favorable market conditions exist in order to further enhance our liquidity and to fund cash needs. The chart below details our significant cash flows for the three years ended December 31, 2010:

	2010	2009	2008
Operating activities
Cash provided by operating activities	$520	$552	$1,020
Investing activities
Acquisitions and investment	(434)	(7)	(77)
Dispositions and return of investment	12	251	38
Capital expenditures	(309)	(340)	(672)
Financing activities
Issuances of debt	500	906	300
Net draws (repayments) on credit facility	56	(410)	410
Repurchase of senior notes, including exchangeable debentures	(821)	(139)	(82)
Debt prepayments and scheduled maturities	(364)	(342)	(245)
Host Inc.:
Common stock issuances	406	767	—
Common stock repurchase	—	—	(100)
Redemption of preferred stock	(101)	—	—
Dividends on common stock	(20)	(42)	(522)
Host L.P.:
Common OP unit issuance	406	767	—
Common OP unit repurchase	—	—	(100)
Redemption of preferred units	(101)	—	—
Distributions on common OP units	(20)	(43)	(542)

Cash Requirements. We use cash primarily for acquisitions, capital expenditures, debt payments, operating costs, corporate and other expenses, and dividends and distributions to stockholders and unitholders. As a REIT, Host Inc. is required to distribute to its stockholders at least 90% of its taxable income, excluding net capital gain, on an annual basis. Funds used by Host Inc. to make cash distributions are provided by Host L.P. Our primary sources of cash are cash from operations, proceeds from the sale of assets, borrowings under our credit facility and debt and equity issuances.

As of December 31, 2010, our weighted average interest rate is 6.2% and our weighted average maturity is 4.4 years. See “—Financial Condition” for more information on our debt maturities. During 2010, we took advantage of our strong financial position to repay $463 million of debt (which is net of $722 million of debt issuances and assumptions) and $101 million of preferred stock and the corresponding preferred units. Below is a schedule of our debt maturities through 2013, as of December 31, 2010:

Remaining Debt Maturities 2011 – 2013

(in millions)

	2011	2012	2013
Mortgage loan on four Canadian properties.	$129	$—	$—
Credit facility draw(1)	58	—	—
Mortgage loan, Le Méridien Piccadilly(2)	—	50	—
2.625% Exchangeable Senior Debentures(3)	—	526	—
Senior notes	—	7	250
Mortgage loan, Orlando World Center Marriott	—	—	246
Mortgage loan, JW Marriott, Washington, D.C(2)	—	—	110
Principal amortization on other debt	5	5	3

Total maturities	$192	$588	$609

(1)	We have the option to extend the maturity for an additional year if the applicable conditions are met.
(2)	These mortgages can be extended for one year, at our option, provided that debt coverage exceeds certain ratios and other conditions are met.
(3)	Our 2.625% Exchangeable Senior Debentures are due in 2027, but are subject to a put option by the holders on April 15, 2012. The $526 million represents the face amount of the outstanding principal at December 31, 2010.

Capital Resources. As of December 31, 2010, we had over $1.1 billion of cash and cash equivalents, which was a decrease of $529 million from December 31, 2009. We also had $542 million available under our credit facility at December 31, 2010. We depend primarily on external sources of capital to finance future growth, including acquisitions. As a result, the liquidity and debt capacity provided by our credit facility and the ability to issue senior unsecured debt are key components of our capital structure. Therefore, our financial flexibility (including our ability to incur debt, make distributions and make investments) is contingent on our ability to maintain compliance with the financial covenants, which include, among other things, the allowable amounts of leverage, coverage and fixed charges. During 2009 and 2010, we have significantly decreased our near-term debt maturities, reduced our secured mortgage indebtedness and maintained compliance with our senior note and credit facility covenants, despite the difficult operating and credit environment in 2009.

If, at any time, we determine that market conditions are favorable, after taking into account our liquidity requirements, we may seek to issue and sell shares of Host Inc. common stock in registered public offerings, including through sales directly on the New York Stock Exchange (“NYSE”) under an “at the market” offering program, or to issue and sell shares of Host Inc. preferred stock. We also may seek to cause Host L.P. to issue, in offerings exempt from registration under the securities laws, debentures exchangeable for shares of Host Inc. common stock or senior notes. Given our total debt level and maturity schedule, we will continue to redeem or refinance senior notes and mortgage debt from time to time, taking advantage of favorable market conditions, when available. In February 2011, Host Inc.’s Board of Directors authorized repurchases up to $500 million of senior notes, exchangeable debentures and mortgage debt (other than in accordance with its terms). Separately, the Board of Directors authorized redemptions and repurchases of all or a portion of $325 million principal amount of our 3 1/4% exchangeable debentures, and as of February 2011 we were evaluating options with respect to this security. Any redemption of the 3 1/4% exchangeable debentures will not reduce the $500 million of Board authority noted above to repurchase other debt securities. We may purchase senior notes and exchangeable debentures for cash through open market purchases, privately negotiated transactions, a tender offer or, in some cases, through the early redemption of such securities pursuant to their terms. Repurchases of debt, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. Any refinancing or retirement before the maturity date would affect earnings and FFO per diluted share as a result of the payment of any applicable call premiums and the acceleration of previously deferred financing costs. Accordingly, in light of our priorities in managing our capital structure and liquidity profile, and given the movement in prevailing conditions in the capital markets, we may, at any time, subject to applicable securities laws, be considering, or be in discussions with respect to, the purchase or sale of common stock, exchangeable debentures and/or senior notes. Any such transactions may, subject to applicable securities laws, occur simultaneously.

On August 19, 2010, Host Inc. entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC, through which Host Inc. may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. This agreement followed the completion of $400 million of sales under a similar agreement, also with BNY Mellon Capital Markets, LLC, that was entered into in 2009. The sales have been and will continue to be made in “at the market” offerings under SEC rules, including sales made directly on the NYSE. BNY Mellon Capital Markets, LLC is acting as sales agent. Host Inc. may continue to sell shares of common stock under this program from time to time based on market conditions, although we are not under an obligation to sell any shares. Host Inc. has approximately $100 million remaining under this program.

As of December 31, 2010, our secured mortgage indebtedness totaled approximately $1.0 billion, which represents approximately 19% of our overall indebtedness, and is secured by 11 of our hotels. Given the flexibility provided by the structure of our balance sheet, we will look to access the capital markets for senior notes and exchangeable debentures and the secured mortgage debt market, based on relative pricing and capacity in order to fund our cash requirements. We may, at any time, seek to access such markets in the event that we determine that the terms and conditions available to us are advantageous, based upon prevailing market conditions, our liquidity requirements, contractual restrictions and other circumstances. See “—Financial Condition” for further discussion of our restrictive covenants.

Counterparty Credit Risk. We are subject to counterparty credit risk, which relates to the ability of counterparties to meet their contractual payment obligations or the potential non-performance of counterparties to deliver contracted commodities or services at the contracted price. We assess the ability of our counterparties to fulfill their obligation to determine the impact, if any, of counterparty bankruptcy or insolvency on our financial condition. We are exposed to credit risk with respect to cash held at various financial institutions, access to our credit facility and amounts due or payable under our derivative contracts. Our credit exposure in each of these cases is limited. Our exposure with regard to our cash and the $542 million available under our credit facility as of February 24, 2011 is mitigated, as the credit risk is spread among a diversified group of investment grade financial institutions. At December 31, 2010, the exposure risk related to our derivative contracts totaled $18 million and the counterparties were investment grade financial institutions.

Sources and Uses of Cash. During 2010, our sources of cash included cash from operations, proceeds from debt and equity issuances and proceeds from the sale of assets. Uses of cash during the year consisted of acquisitions, capital expenditures, operating costs, debt repayments and repurchases and distributions to equity holders. During 2011, we anticipate that our primary uses of cash will include acquisitions and investments, capital expenditures at our hotels, the repayment or repurchase of our debt maturing in the near-term and distributions to equity holders. We anticipate that our primary sources of cash for 2011 will include cash from operations and proceeds from equity and debt issuances.

Cash Provided by Operations. Our cash provided by operations for 2010 decreased $32 million to $520 million compared to 2009, due primarily to timing of cash receipts from our managers, increased costs associated with debt prepayments and increased required reserves for possible legal damages.

Cash Used in Investing Activities. Approximately $706 million of cash was used in investing activities during 2010. This included approximately $380 million of acquisitions and deposits for future acquisitions, which is net of debt and other liabilities assumed, $309 million of capital expenditures and the investment in two junior tranches of a mortgage loan in Europe.

Capital Expenditures. In 2010, total capital expenditures decreased $31 million to $309 million. Our renewal and replacement capital expenditures for 2010 were approximately $195 million, which reflects an increase of approximately 19% from 2009 levels. Our renewal and replacement capital expenditures are generally funded by the furniture, fixture and equipment funds established at certain of our hotels (typically funded with approximately 5% of property revenues) and by our available cash. We also spent approximately $114 million in 2010 on ROI/repositioning projects, which reflects a decrease of approximately 35% compared to 2009 levels. While capital expenditures declined in 2010, they have totaled approximately $2.5 billion over the past five years. As a result, we believe that our properties are in a strong competitive position with respect to their market competitors.

Acquisitions/Dispositions and Investments. During 2010, in separate transactions, we purchased four hotel assets located in London, New York, Chicago and Rio de Janeiro, respectively, for an aggregate amount of approximately $479 million and purchased the junior portion of a mortgage loan secured by a portfolio of hotels. We recorded the purchase price of the acquired assets and liabilities at the estimated fair value on the date of purchase. For 2010, our property acquisitions were as follows:

•	on September 30, 2010, we acquired the 245-room JW Marriott, Rio de Janeiro for approximately R80 million ($47 million);

•

on September 2, 2010, we formed a joint venture with a subsidiary of Istithmar World to purchase the 270-room W New York, Union Square. We have a 90% managing membership interest in the joint venture and, therefore, consolidate the entity. The joint venture purchased the hotel for $188 million, which, in addition to cash consideration, includes the assumption of $115 million of mortgage debt, with a fair value of $119 million, and other liabilities of $8.5 million. The fair value of the debt was determined using the present value of future cash flows. Additionally, in conjunction with the acquisition, the joint venture purchased restricted cash and FF&E reserve funds at the hotel in the amount of $11 million. The joint venture acquired the hotel as part of the settlement agreement reached with the previous owners and mezzanine lenders on July 22, 2010;

•	on August 11, 2010, we acquired the 424-room Westin Chicago River North for approximately $165 million; and

•

on July 22, 2010, we acquired the leasehold interest in the 266-room Le Méridien Piccadilly in London, England for £64 million ($98 million), including cash consideration of approximately £31 million ($47 million) and the assumption of a £33 million ($51 million) mortgage. As part of the purchase of the leasehold interest, we acquired restricted cash and working capital at the hotel in the amount of £4 million ($6 million). In connection with the acquisition, we assumed a capital lease obligation which we valued at £38 million ($58 million). The capital lease obligation is included as debt on the accompanying balance sheet and increased the book value of the leasehold interest purchased. We also recorded a deferred tax liability of £19 million ($30 million), a deferred tax asset of £11 million ($17 million) and goodwill of £8 million ($13 million) related to the difference in the hotel valuation measured at fair value on the acquisition date and the tax basis of the asset. We drew £37 million ($56 million) from our credit facility in order to fund the cash portion of the acquisition.

Additionally, during 2010, we have disposed of two non-core properties where we believed the potential for profitability growth was low. Proceeds from these sales were approximately $12 million. In 2011, we disposed of the South Bend Marriott for approximately $6 million.

While we continue to actively explore potential acquisitions, given the nature of the transactions, we cannot assure you that we will be successful in acquiring any one or more hotel properties that we may review, bid on or negotiate to purchase. We may acquire additional properties through various structures, including transactions involving single assets, portfolios, joint ventures and acquisitions of all or substantially all of the securities or assets of other REITs. We anticipate that future acquisitions will be funded primarily by proceeds from equity offerings of Host Inc., or issuance of OP units by Host L.P., but potentially also from the proceeds from sales of properties from our existing portfolio, the incurrence of debt, available cash or advances under our credit facility.

The following table summarizes significant investment activities and dispositions since the beginning of January 2009 (in millions):

Transaction Date		Description of Transaction	(Investment) Sale Price
Investments/ Acquisitions
September	2010	Acquisition of the JW Marriott, Rio de Janeiro	$(47)
September	2010	Acquisition of a 90% ownership interest of the W New York, Union Square(1)	(169)
August	2010	Acquisition of the Westin Chicago River North	(165)
July	2010	Acquisition of the Le Méridien Piccadilly	(98)
April	2010	Purchase of a mortgage note on a portfolio of hotels	(53)
January	2009	Return of investment in European joint venture	39

		Total acquisitions	$(493)

Dispositions
August	2011	Disposition of the South Bend Marriott	$6
June	2010	Disposition of The Ritz-Carlton, Dearborn	3
February	2010	Disposition of Sheraton Braintree	9
August	2009	Sale of 3.6% investment in CBM Joint Venture Limited Partnership	13
August	2009	Disposition of Hanover Marriott Hotel	27
July	2009	Disposition of Boston Marriott Newton	28
July	2009	Disposition of Sheraton Stamford/Washington Dulles Marriott Suites	36
February	2009	Disposition of Hyatt Regency Boston(2)	113

		Total dispositions	$235

(1)	The investment price represents our 90% interest in the joint venture that acquired the hotel, including our portion of the assumption by the joint venture of a $115 million mortgage loan (which was subsequently repaid in 2010) and other liabilities valued at $8.5 million.
(2)	Includes $5 million of reserves which were returned by the hotel manager.

Cash Provided by/Used in Financing Activities. Net cash used in financing activities was $343 million for 2010, as compared to cash provided by financing activities of $698 million in 2009. During 2010, cash used consisted of debt repayments or repurchases and equity repurchases of approximately $1.3 billion, while we received proceeds of approximately $1.0 billion through the issuance of debt and equity securities.

Debt Transactions. During 2010, we completed several significant debt transactions that provided financial flexibility and extended our debt maturities.

The following table summarizes significant debt issuances and assumptions, net of deferred financing costs, that have been completed as of December 31, 2010 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
October	2010	Proceeds from the issuance of 6%, $500 million Series U senior notes(1)	$492
September	2010	Assumption of the 6.385% mortgage debt on W New York, Union Square	115
July	2010	Draw on credit facility for the acquisition of the Le Méridien Piccadilly	56
July	2010	Assumption of the mortgage debt on the Le Méridien Piccadilly	51
December	2009	Proceeds from issuance of 2.5%, $400 million Exchangeable Senior Debentures(2)	391
May	2009	Proceeds from issuance of 9%, $400 million Series T senior notes	380
March	2009	Proceeds from the mortgage loan secured by the JW Marriott, Washington, D.C.	117

		Total debt issuances/assumptions	$1,602

(1)	The 6% Series U senior notes were exchanged for the 6% Series V senior notes due in 2020 in February 2011.
(2)	Of the proceeds, $82 million was allocated to additional paid-in capital to recognize for the equity component of the debentures.

The following table presents significant debt repayments, including prepayment premiums, since the beginning of January 2009 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
December	2010	Repayment of a portion of the mortgage loan secured by the Orlando World Center Marriott	$(54)
December	2010	Repayment of 9.8% mortgage loan secured by the JW Marriott, Desert Springs	(71)
November	2010	Redemption of $250 million face amount of 7.125% Series K senior notes	(253)
October	2010	Defeasance of 6.385% mortgage debt on W New York, Union Square	(120)
August	2010	Redemption of $225 million face amount of 7.125% Series K senior notes	(230)
February	2010	Repayment of 7.4% mortgage loan secured by the Atlanta Marriott Marquis	(124)
January	2010	Redemption of $346 million face amount of 7% Series M senior notes	(352)
June-October	2009	Repurchase of approximately $74 million face amount of 2.625% 2007 Exchangeable Senior Debentures	(66)
September	2009	Repayment of the credit facility term loan	(210)
September	2009	Repayment of the 5.08% mortgage loan secured by the Westin Kierland Resort & Spa	(135)
July	2009	Repayment of the 8.45% mortgage loan secured by the San Diego Marriott Hotel & Marina	(173)
June	2009	Repurchase of $4 million face amount of 7% Series M senior notes	(4)
May	2009	Repayment of the revolving portion of the credit facility	(200)
March	2009	Repayment of the 9.214% mortgage loan secured by the Westin Indianapolis ...	(34)
March	2009	Repurchase of $75 million face amount of the 3.25% 2004 Exchangeable Senior Debentures	(69)
2009/2010		Principal amortization	(27)

		Total repayments/defeasance	$(2,122)

Equity/Capital Transactions. During 2010, Host Inc. issued the remaining 8.1 million shares of common stock available under the 2009 Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC at an average price of $13.58 per share for proceeds of $109 million, net of $1 million of commissions. Under the 2009 program, Host Inc. issued a total of 36.1 million shares of common stock at an average price of $11.09 per share for proceeds of $396 million, net of $4 million of commissions. On August 19, 2010, Host Inc. entered into a new Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC on similar terms, through which Host Inc. may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $400 million. The sales are, and will continue to be, made in “at the market” offerings under SEC rules, including sales made directly on the NYSE. BNY Mellon Capital Markets, LLC is acting as sales agent. During the fourth quarter, Host Inc. issued approximately 15.1 million shares of common stock through this new program at an average price of $16.52 per share for proceeds of $248 million, net of $2.5 million of commissions. Since the inception of the new program, Host Inc. has issued approximately 18.8 million shares of common stock at an average price of $15.96 per share for proceeds of $297 million, net of $3 million of commissions. Host Inc. may continue to sell shares of common stock under its new program from time to time based on market conditions, although it is not under an obligation to sell any shares. In exchange for the cash proceeds of the shares issued by Host Inc., Host L.P. issued OP units to Host Inc. based on the conversion ratio of 1.021494 shares per unit. As of December 31, 2010, approximately $100 million is remaining under the new program.

On June 18, 2010, Host Inc. redeemed 4,034,300 shares of its 8 7/8% Class E cumulative redeemable preferred stock at a redemption price of $25.00 per share, plus accrued dividends. Due to the redemption of the preferred stock, the original issuance costs for the Class E preferred stock have been treated as a deemed dividend and have been reflected as a deduction to net income available to common stockholders for the purpose of calculating Host Inc.’s basic and diluted earnings per share. As a result of the redemption, Host Inc. currently has no preferred stock outstanding. Simultaneously, Host L.P. redeemed its Class E preferred OP units, with the identical accounting treatment for the calculation of its basic and diluted earnings per unit.

During 2010, Host Inc.’s cash common stock dividend payments decreased $22 million from $42 million in 2009 to $20 million and Host L.P.’s cash common unit distribution decreased $23 million from $43 million in 2009 to $20 million. The 2009 dividend and distribution payments included the fourth quarter 2008 distribution of $.05 per common share or unit and the $.025 per common share or unit cash portion of the fourth quarter 2009 distribution, while the 2010 dividend and distribution payments include the $.01 per common share or unit distribution for each of the first three quarters of 2010. Subsequent to Host Inc.’s stock dividend in December of 2009, Host L.P.’s distributions on common OP units are based on the conversion factor used to convert common OP units into shares of Host Inc. common stock, which factor is 1.021494.

The following table summarizes significant equity transactions that have been completed as of December 31, 2010 (in millions):

Transaction Date		Description of Transaction	Transaction Amount
Equity of Host Inc.
January-December	2010	Issuance of approximately 27 million common shares under Host Inc.’s continuous equity offering programs(1)	$406
June	2010	Preferred stock redemption(2)	(101)
August-December	2009	Issuance of approximately 28 million common shares through Host Inc.’s continuous equity offering programs(3)	287
April	2009	Issuance of 75.75 million common shares(4)	480

		Net proceeds from equity transactions	$1,072

(1)	In exchange for the cash consideration received from the issuance of these shares, Host L.P. issued to Host Inc. approximately 26 million common OP units.
(2)	Host L.P. redeemed its equivalent preferred OP units.
(3)	In exchange for the cash consideration received from the issuance of these shares, Host L.P. issued to Host Inc. approximately 28 million common OP units.
(4)	In exchange for the cash consideration received from the issuance of these shares, Host L.P. issued to Host Inc. 75.75 million common OP units.

Financial Condition

As of December 31, 2010, our total debt was approximately $5.5 billion of which 90% carried a fixed rate of interest. Total debt was comprised of (in millions):

	December 31, 2010	December 31, 2009

Series K senior notes, with a rate of 7 1/8% due November 2013	$250	$725
Series M senior notes, with a rate of 7% due August 2012	—	344
Series O senior notes, with a rate of 6 3/8% due March 2015	650	650
Series Q senior notes, with a rate of 6 3/4% due June 2016	800	800
Series S senior notes, with a rate of 6 7/8% due November 2014	498	498
Series T senior notes, with a rate of 9% due May 2017	388	387
Series U senior notes, with a rate of 6% due November 2020(1)	500	—
2004 Exchangeable Senior Debentures, with a rate of 3 1/4% due April 2024	325	323
2007 Exchangeable Senior Debentures, with a rate of 2 5/8% due April 2027	502	484
2009 Exchangeable Senior Debentures, with a rate of 2 1/2% due October 2029	329	316
Senior notes, with rate of 10.0% due May 2012	7	7

Total senior notes	4,249	4,534
Credit facility	58	—
Mortgage debt (non-recourse) secured by $1.1 billion and $1.5 billion of real estate assets, with an average interest rate of 4.7% and 5.1% at December 31, 2010 and 2009, respectively, maturing through December 2023(2)	1,025	1,217
Other	145	86

Total debt	$5,477	$5,837

(1)	The Series U senior notes were exchanged for Series V senior notes in February 2011.
(2)	The assets securing mortgage debt represents the book value of real estate assets, net of accumulated depreciation. These amounts do not represent the current market value of the assets.

Aggregate debt maturities at December 31, 2010 are as follows (in millions):

	Senior notes and credit facility	Mortgage debt and other	Total
2011(1)	$58	$134	$192
2012(2)(3)	533	55	588
2013	250	359	609
2014(3)	825	467	1,292
2015(3)	1,050	12	1,062
Thereafter	1,700	69	1,769

	4,416	1,096	5,512
Unamortized (discounts) premiums, net	(109)	14	(95)
Capital lease obligations	—	60	60

	$4,307	$1,170	$5,477

(1)	The debt maturing in 2011 includes $58 million outstanding on our credit facility, for which we have the option to extend the maturity for an additional year, subject to the satisfaction of certain financial covenants.
(2)	In January 2011, we extended the maturity of the $50 million Le Méridien Piccadilly mortgage to January 20, 2012 and, therefore, have included it in the 2012 maturities. The mortgage loan can be extended for an additional one-year period, subject to the satisfaction of certain financial covenants.
(3)	The debt maturing in 2012, 2014 and 2015 includes $526 million, $325 million and $400 million, respectively, of our exchangeable senior debentures that are subject to a put option by holders in those years.

Senior Notes. The following summary is a description of the material provisions of the indentures governing our various senior notes issued by Host L.P., which we refer to collectively as the senior notes indenture. We pay interest on each series of our outstanding senior notes at specified dates in arrears at the respective annual rates indicated on the table above. Under the terms of our senior notes indenture, our senior notes are equal in right of payment with all of Host L.P.’s unsubordinated indebtedness and senior to all subordinated obligations of Host L.P. The notes outstanding under our senior notes indenture are guaranteed by certain of our existing subsidiaries and are secured by pledges of equity interests in many of our subsidiaries. The guarantees and pledges ratably benefit the notes outstanding under our senior notes indenture, as well as our credit facility, certain other senior debt, and interest rate swap agreements and other hedging agreements with lenders that are parties to the credit facility. The pledges are permitted to be released in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. Because our leverage ratio is below this threshold, we have the right to release all pledges at any time. In October 2005, we exercised this right for pledges of capital stock that would have been otherwise required subsequent to this date.

Restrictive Covenants. Under the terms of the senior notes indenture, our ability to incur indebtedness and make distributions is subject to restrictions and the satisfaction of various conditions, including the achievement of an EBITDA-to-interest coverage ratio of at least 2.0x. This ratio is calculated in accordance with the terms of our senior notes indenture based on pro forma results for the four prior fiscal quarters giving effect to transactions such as acquisitions, dispositions and financings, as if they occurred at the beginning of the period. Under the terms of our senior notes indenture, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan to establish the debt at fair value and approximately $31 million of non-cash interest expense recorded in 2010 related to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Our subsidiaries are subject to the restrictive covenants in the indenture, however, in certain circumstances, we are permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to dispose of or encumber their assets or otherwise incur additional indebtedness without complying with the restrictive covenants in the indenture. If we were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in our ratio calculations. Other covenants limiting our ability to incur indebtedness, Host Inc.’s ability to pay dividends and Host L.P.’s ability to make distributions include maintaining total indebtedness of less than 65% of adjusted total assets (using undepreciated real estate book values), excluding intangible assets, and secured indebtedness of less than 45% of adjusted total assets. So long as we maintain the required level of interest coverage and satisfy these and other conditions in the senior notes indenture, we may make preferred or common OP unit distributions and incur additional debt under the senior notes indenture, including debt incurred in connection with an acquisition. In addition, even if we are below the coverage levels otherwise required to incur debt and make distributions, we are still permitted to incur certain types of debt, including (i) credit facility debt, (ii) refinancing debt, (iii) up to $300 million or $400 million, depending on the series of senior notes, of mortgage debt whose proceeds would be used to repay debt under credit facility (and permanently reduce our ability to borrow under the credit facility by such amount), and (iv) up to $100 million or $150 million, depending on the series of senior notes, of other debt. We also are permitted to make distributions of estimated taxable income that are necessary to maintain Host Inc.’s REIT status.

Our senior notes indenture also imposes restrictions on customary matters, such as Host L.P.’s ability to make distributions on, redeem or repurchase its OP units; make investments; permit payment or dividend restrictions on certain of our subsidiaries; sell assets; guarantee indebtedness; enter into transactions with affiliates; create certain liens; and sell certain assets or merge with or into other companies. Our senior notes indenture also imposes a requirement to maintain unencumbered assets (as defined in the indenture as undepreciated property book value) of not less than 125% of the aggregate amount of senior note debt plus other debt not secured by mortgages. This coverage requirement must be maintained at all times and is distinct from the coverage requirements necessary to incur debt or make distributions discussed above (whose consequences, where we fall below the coverage level, are limited to restricting our ability to incur new debt or make distributions, but which would not otherwise cause a default under our senior notes indenture).

We are in compliance with all of our financial covenants under the senior notes indenture. The following table summarizes the financial tests contained in the senior notes indenture as of December 31, 2010:

	Actual Ratio		Covenant Requirement
Unencumbered assets tests	343%		Minimum ratio of 125%
Total indebtedness to total assets	31%		Maximum ratio of 65%
Secured indebtedness to total assets	6%		Maximum ratio of 45%
EBITDA-to-interest coverage ratio	2.9	x	Minimum ratio of 2.0x

Exchangeable Debentures. As of December 31, 2010, we have three series of exchangeable senior debentures outstanding: $400 million of 2 1/2% debentures that were issued on December 22, 2009 (the “2009 Debentures”), $526 million of 2 5/8% debentures that were issued on March 23, 2007 and $325 million of 3 1/4% debentures that were issued on March 16, 2004 (the “2004 Debentures”). We refer to these collectively as the “Debentures.” The Debentures are equal in right of payment with all of our other senior notes. Holders have the right to require us to purchase the Debentures at a price equal to 100% of the principal amount outstanding plus accrued interest (the “put option”) on certain dates subsequent to their respective issuances. Holders of the Debentures also have the right to exchange the Debentures prior to maturity under certain conditions, including at any time at which the closing price of Host Inc.’s common stock is more than 120% (for the 2004 Debentures) or 130% (for the 2007 and 2009 Debentures) of the exchange price per share for at least 20 of 30 consecutive trading days during certain periods or any time up to two days prior to the date on which the Debentures have been called for redemption. We can redeem for cash all, or part of, any of the Debentures at any time subsequent to each of their respective redemption dates at a redemption price of 100% of the principal amount plus accrued interest. If, at any time, we elect to redeem the Debentures and the exchange value exceeds the cash redemption price, we would expect the holders to elect to exchange the Debentures at the respective exchange value rather than receive the cash redemption price. The exchange value is equal to the applicable exchange rate multiplied by the price of Host Inc.’s common stock. Upon exchange, the 2004 Debentures would be exchanged for Host Inc.’s common stock, the 2007 Debentures would be exchanged for a combination of cash (for the principal balance of the debentures) and Host Inc.’s common stock (for the remainder of the exchange value) and the 2009 Debentures would be exchanged for Host Inc.’s common stock, cash or a combination thereof, at our option. None of the Debentures were exchangeable by holders as of December 31, 2010.

The following chart details our outstanding Debentures as of December 31, 2010:

	Maturity date	Next put option date	Redemption date	Outstanding principal amount	Current exchange rate for each $1,000 of principal	Current equivalent exchange price	Exchangeable share equivalents
				(in millions)	(in shares)		(in shares)
2009 Debentures	10/15/2029	10/15/2015	10/20/2015	$400	71.0101	$14.08	28.4 million
2007 Debentures	4/15/2027	4/15/2012	4/20/2012	526	32.0239	31.23	16.8 million
2004 Debentures	4/15/2024	4/15/2014	4/19/2009	325	65.3258	15.31	21.2 million

Total				$1,251

We separately account for the liability and equity components of our exchangeable debentures to reflect the fair value of the liability component based on our non-convertible borrowing cost at the issuance date. Accordingly, for the Debentures, we record the liability components thereof at fair value as of the date of issuance and amortize the resulting discount as an increase to interest expense over the expected life of the debt; however, there is no effect on our cash interest payments. We measured the fair value of the debt components of the 2009 Debentures, 2007 Debentures and 2004 Debentures at issuance based on effective interest rates of 6.9%, 6.5% and 6.8%, respectively. As a result, we attributed $247 million of the proceeds received to the conversion feature of the Debentures. This amount represents the excess proceeds received over the fair value of the debt at the date of issuance and is included in Host Inc.’s additional paid-in capital and Host L.P.’s partner’s capital on the consolidated balance sheets. The following chart details the initial allocations between the debt and equity components of the debentures, net of the original issue discount, based on the effective interest rate at the time of issuance, as well as the debt balances at December 31, 2010:

	Initial Face Amount	Initial Liability Value	Initial Equity Value	Face Amount Outstanding at 12/31/2010	Debt Carrying Value at 12/31/2010	Unamortized Discount at 12/31/2010
	(in millions)
2009 Debentures	$400	$316	$82	$400	$329	$71
2007 Debentures	600	502	89	526	502	24
2004 Debentures	500	413	76	325	325	—

Total	$1,500	$1,231	$247	$1,251	$1,156	$95

Interest expense recorded for the Debentures for the periods presented consists of the following (in millions):

	2010	2009	2008
Contractual interest expense (cash)	$34	$26	$32
Non-cash interest expense due to discount amortization	32	27	30

Total interest expense	$66	$53	62

Credit Facility. On May 25, 2007, we entered into a second amended and restated bank credit facility with Deutsche Bank AG New York Branch, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citicorp North America Inc., Société Générale and Calyon New York Branch, as Co-Documentation Agents and certain other agents and lenders. The credit facility provides aggregate revolving loan commitments in the amount of $600 million. During any period in which our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount under the credit facility to exceed $300 million. The credit facility also includes subcommitments for (i) the issuance of letters of credit in an aggregate amount of $10 million, and (ii) loans in certain foreign currencies in an aggregate amount of $300 million, (A) $150 million of which may be loaned to certain of our Canadian subsidiaries in Canadian Dollars, and (B) $300 million of which may be loaned to us in Pounds Sterling and Euros. The credit facility has an initial scheduled maturity of September 2011. We have an option to extend the maturity for an additional year if certain conditions are met as of September 2011. These conditions include the payment of a fee to the lenders, that no default or event of default exists and the maintenance of a leverage ratio below 6.75x. Subject to certain conditions, we also have the option to increase the amount of the facility by up to $190 million to the extent that any one or more lenders, whether or not currently party to the credit facility, commits to be a lender to the extent of such amount.

On July 20, 2010, we drew £37 million ($56 million) under our credit facility in order to fund the acquisition of the leasehold interest in the Le Méridien Piccadilly. Based on our leverage at December 31, 2010, we have $542 million of available capacity under the revolver portion of our credit facility.

Collateral and Guarantees. The obligations under the credit facility are guaranteed by certain of our existing subsidiaries (which are the same subsidiaries that guarantee our senior notes) and are currently secured by pledges of equity interests in many of our subsidiaries. The pledges, but not the guarantees, are permitted to be released in the event that certain conditions are satisfied, including the requirement that our leverage ratio falls below 6.0x for two consecutive fiscal quarters. As a result of having satisfied such conditions, currently we are not required to pledge our equity interests in any newly acquired or newly formed subsidiary, and at our election, we may obtain a release of all existing pledges for so long as our leverage ratio remains below 6.0x. The guarantees and pledges ratably benefit our credit facility, as well as the notes outstanding under our senior notes indenture, interest rate swap agreements, and other hedging agreements with lenders that are parties to the credit facility.

Prepayments. The loans under the credit facility are required to be prepaid, subject to certain exceptions, with excess proceeds from certain asset sales. Voluntary prepayments of the loans under the credit facility are permitted in whole or in part without premium or penalty.

Financial Covenants. The credit facility contains covenants concerning allowable leverage, fixed charge coverage and unsecured interest coverage. Currently, we are permitted to make borrowings and maintain amounts outstanding under the credit facility so long as our leverage ratio does not exceed 7.25x and our unsecured coverage ratio is not less than 1.75x and our fixed charge coverage ratio is not less than 1.15x. If our leverage ratio equals or exceeds 7.0x, new borrowings are limited to such amount as does not cause the aggregate outstanding principal amount of the credit facility to exceed $300 million. However, to the extent our borrowings under the credit facility revolver exceed $300 million on the date that our leverage ratio exceeds 7.0x, we are not required to repay the excess for one year. The financial covenants for the credit facility do not apply when there are no borrowings under the credit facility. So long as there are no amounts outstanding, we would not be in default if we did not satisfy the financial covenants and we would not lose the potential to draw under the credit facility in the future if we were ever to regain compliance with the financial covenants. These calculations are performed in accordance with our credit facility based on pro forma results for the prior four fiscal quarters, giving effect to transactions such as acquisitions, dispositions and financings as if they occurred at the beginning of the period. Under the terms of the credit facility, interest expense excludes items such as the gains and losses on the extinguishment of debt, deferred financing charges related to the senior notes or the credit facility, amortization of debt premiums or discounts that were recorded at acquisition of a loan in order to establish the debt at fair value and non-cash interest expense recorded as a result of the adoption of accounting standards relating to our exchangeable debentures, all of which are included in interest expense on our consolidated statements of operations. Additionally, total debt used in the calculation of our leverage ratio is based on a “net debt” concept, under which cash and cash equivalents in excess of $100 million is deducted from our total debt balance.

We are in compliance with all of our financial covenants under the credit facility. The following table summarizes the financial tests contained in the credit facility as of December 31, 2010:

	Actual Ratio	Covenant Requirement
			2010	2011	2012

Leverage ratio	5.0x	Maximum ratio of:	7.25x	7.25x	7.25x
Fixed charge coverage ratio	2.0x	Minimum ratio of:	1.10x	1.15x	1.15x
Unsecured interest coverage ratio (a)	3.0x	Minimum ratio of:	1.75x	1.75x	1.75x

(a)	If at any time our leverage ratio is above 7.0x, our minimum unsecured interest coverage ratio will lower to 1.5x.

Interest and Fees. We pay interest on revolver borrowings under the credit facility at floating rates plus a margin that is set with reference to our leverage ratio. In the case of LIBOR-based borrowings in U.S. Dollars, as well as Euros and Pounds Sterling denominated borrowings, the rate of interest ranges from 65 basis points to 150 basis points over LIBOR. We also have the option to pay interest based on the higher of the overnight Federal Funds Rate plus 50 basis points and the Prime Lending Rate plus, in both cases, the applicable spread ranging from 0 to 50 basis points. Based on our leverage ratio at December 31, 2010 of 5.0x, we can borrow at a rate of LIBOR plus 90 basis points or Prime plus 0 basis points. To the extent that amounts under the credit facility remain unused, we pay a quarterly commitment fee on the unused portion of the loan commitment of 10 to 15 basis points, depending on our average revolver usage during the applicable period.

Other Covenants and Events of Default. The credit facility contains restrictive covenants on customary matters. Certain covenants become less restrictive at any time that our leverage ratio falls below 6.0x. In particular, at any time that our leverage ratio is below 6.0x, we will not be subject to limitations on capital expenditures, and the limitations on acquisitions, investments, dividends and distributions contained in the credit facility will be superseded by the generally less restrictive corresponding covenants in our senior notes indenture. Additionally, the credit facility’s restrictions on incurrence of debt and the payment of dividends and distributions are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to debt incurred under the credit facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain Host Inc.’s tax status as a REIT.

The credit facility also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuance of an event of default, payment of all amounts due under the credit facility may be accelerated, the lenders’ commitments may be terminated and the lenders may foreclose on the collateral. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the credit facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Mortgage and Other Debt. As of December 31, 2010, we had 11 hotels that were secured by mortgage debt. Substantially all of our mortgage debt is recourse solely to specific assets, except in instances of fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2010, secured debt represented approximately 19% of our total debt and our aggregate secured debt had an average interest rate of 4.7% and an average maturity of 2.7 years.

The following table summarizes our outstanding debt and scheduled amortization and maturities related to mortgage and other debt as of December 31, 2010 (in millions):

	Balance as of December 31, 2010	2011	2012	2013	2014	2015	Thereafter

Mortgage Debt
Le Méridien Piccadilly, 1.91%, due 1/20/2012(1)	$50	$—	$50	$—	$—	$—	$—
JW Marriott, Washington, D.C., 7.50%, due 4/2/2013(2)	117	$3	3	111	—	—	—
Orlando World Center Marriott, 4.75%, due 7/1/2013	246	—	—	246	—	—	—
Harbor Beach Marriott Resort and Spa, 5.55%, due 3/1/2014	134	—	—	—	134	—	—
The Ritz-Carlton, Naples and Newport Beach Marriott Hotel and Spa, 3.29%, due 3/1/2014(3)	312	—	—	—	312	—	—
The Westin Denver Downtown, 8.51%, due 12/11/2023(4)	37	2	2	2	—	—	31
Other mortgage debt(5)	129	129	—	—	—	—	—

Total mortgage debt	1,025	134	55	359	446	—	31

Other Debt
Philadelphia Airport Marriott industrial revenue bonds, 7 3/4%, due 12/1/2017	40	—	—	—	—	—	40
Industrial revenue bonds and other(6)	105	—	—	—	33	12	60

Total other debt	145	—	—	—	33	12	100

Total mortgage and other debt	$1,170	$134	$55	$359	$479	$12	$131

(1)	This floating rate mortgage is based on LIBOR plus 118 basis points. Beginning in January 2011, we have entered into an agreement that caps the LIBOR rate at 2%. The rate shown reflects the rate at December 31, 2010. We have the right to extend the maturity for one-year subject to certain conditions.
(2)	This floating rate mortgage is based on LIBOR plus 600 basis points, with a LIBOR floor of 1.5% and a LIBOR cap of 3%. The rate shown reflects the rate in effect at December 31, 2010.
(3)	During 2009, we entered into three interest rate swap agreements for the total notional amount outstanding on this loan. The rate shown reflects the weighted average interest rate in effect at December 31, 2010. The balance reflects the book value at December 31, 2010, as adjusted, due to the implementation of fair value hedge accounting. The face amount at December 31, 2010 was $300 million.
(4)	Beginning in 2013, the interest rate on this loan increases a minimum of 500 basis points and all excess cash (as defined in the loan agreement) generated by the partnership that owns this property is applied to principal; however, the loan can be repaid without a premium or penalty on that date. The amortization presented is the minimum principal payment considering the increase in interest rate, but does not include additional principal payments based on excess cash flow.
(5)	Other mortgage debt consists of individual mortgage debt amounts that are less than $40 million, have an average interest rate of 5.2% at December 31, 2010 and mature through 2011.
(6)	Industrial revenue bonds and other consist of loans with an average interest rate of 7.1% that mature through 2016, and capital leases with varying interest rates and maturity dates.

Mortgage Debt of Consolidated and Unconsolidated Partner Interests. For the entities that we consolidate in our financial statements that have third party non-controlling partnership interests, the portion of mortgage debt included in the above table that is attributable to the non-controlling interests, based on their percentage of ownership of the partnerships, is approximately $68 million. Additionally, we have non-controlling interests in partnerships and joint ventures that are not consolidated and are accounted for under the equity method. The portion of the mortgage and other debt of these partnerships attributable to us, based on our percentage of ownership of the partnerships, was $303 million at December 31, 2010. This debt balance is attributable to our 32.1% ownership interest in the European joint venture. The mortgage debt related to our European joint venture hotels contains operating covenants that could result in the joint venture being required to escrow cash from operations or make principal repayments without penalty. The debt of all of our unconsolidated partnerships is non-recourse to us. See “—Off-Balance Sheet Arrangements and Contractual Obligations.”

Distribution/Dividend Policy. Host Inc. is required to distribute at least 90% of its annual taxable income, excluding net capital gain, to its stockholders in order to maintain its qualification as a REIT, including taxable income recognized for federal income tax purposes but with regard to which we do not receive cash. Funds used by Host Inc. to pay dividends are provided through distributions from Host L.P. As of February 18, 2011, Host Inc. is the owner of approximately 98.4% of the common OP units. The remaining 1.6% of the common OP units are held by various third-party limited partners. Each OP unit may be redeemed by the holders thereof for cash or, at the election of Host Inc., Host Inc. common stock based on the then current conversion ratio. The current conversion ratio is 1.021494 shares of Host Inc. common stock for each OP unit.

Investors should take into account the 1.6% non-controlling position of Host L.P. OP units when analyzing dividend payments by Host Inc. to its stockholders, as these holders share, on a pro rata basis, in amounts being distributed by Host L.P. to holders of its corresponding OP units. For example, if Host Inc. paid a $1 per share dividend on its common stock, it would be based on the payment of a $1.021494 per common unit distribution by Host L.P. to Host Inc., as well as to other common OP unitholders.

Host Inc. reinstated its quarterly common dividend payment and paid a $0.01 per share dividend with respect to its common stock beginning in the first quarter of 2010. Host Inc.’s policy on common dividends is generally to distribute, over time, 100% of its taxable income and to pay a dividend of at least $0.01 per share per quarter even if we do not generate taxable income. Host Inc. intends to declare a dividend of $0.02 per share in the first quarter of 2011. The amount of any future dividend will be determined by Host Inc.’s Board of Directors.

During 2010, Host Inc.’s Board of Directors declared dividends of $0.04 per share ($0.01 per share for each quarter) on Host Inc.’s common stock. Accordingly, Host L.P. made a distribution of $0.04085976 per unit on its common OP units.

Off-Balance Sheet Arrangements and Contractual Obligations

Off-Balance Sheet Arrangements. We are party to various transactions, agreements or other contractual arrangements with unconsolidated entities (which we refer to as “off-balance sheet arrangements”) under which we have certain contingent liabilities and guarantees. As of December 31, 2010, we are party to the following material off-balance sheet arrangements:

European Joint Venture. In March 2006, we formed a joint venture, HHR Euro CV, to acquire hotels in Europe. We serve as the general partner for the European joint venture and have a 32.1% ownership interest (including our general and limited partner interests). Due to the ownership structure and unilateral right of the non-Host limited partners to cause the dissolution and liquidation of the European joint venture at any time, it is not consolidated in our financial statements. Our investment balance at December 31, 2010 in the joint venture is approximately €98 million ($135 million). The initial term of the European joint venture is ten years (ending in 2016), subject to two one-year extensions with partner approval.

As of December 31, 2010, the aggregate size of the European joint venture was approximately €1.1 billion ($1.4 billion), including total capital contributions of approximately €445 million ($597 million), of which a total of approximately €144 million ($193 million) was primarily from our contribution of cash and the Sheraton Warsaw Hotel & Towers. Under the joint venture’s partnership agreement, the aggregate size can increase to approximately €540 million of equity (of which approximately €170 million would be contributed by Host L.P.) and, once all funds have been invested, and including debt, would represent approximately €1.5 billion of assets.

During 2010, the partners amended and restated the agreement. The amendments were (i) to extend the commitment period during which the European joint venture may make additional equity investments from May 2010 to May 2013, (ii) to reflect an internal restructuring of one of our joint venture partners, and (iii) to reflect changes as a result of the acquisition of the equity interests of subsidiaries previously owned by a separate TRS joint venture with the same partners, which subsidiaries currently lease, as tenant, five of the hotels owned by the European joint venture. After the partnership agreement was amended, the separate TRS joint venture was dissolved.

As of February 2011, the partners were negotiating the terms of an expansion to the European joint venture, which would extend the term for another ten years and involve the commitment of €450 million of new equity through the establishment of a fund of funds. While the terms and structure of the expansion have not been finalized, it is anticipated that each of the current partners in the joint venture, including Host, would own 33.3% of a new sub fund as limited partners, and a Host entity would own the remaining 0.1% as the general partner. We would anticipate transferring our leasehold interest in Le Méridien Piccadilly to the joint venture as part of the expansion. The negotiations for the expansion of the European joint venture are ongoing and there can be no assurances that the terms, if completed, will not differ materially from those outlined above.

The European joint venture has €706 million of mortgage debt, none of which is recourse to us. In 2010, we negotiated agreements with the lenders of a significant portion of this debt in order to cure actual or potential covenant defaults, cash sweeps or non-payment defaults. During the second quarter 2010, the European joint venture completed an agreement with the lender holding mortgages totaling €70.5 million on its portfolio of three hotels located in Brussels, under which the lender waived all breaches of financial covenants. Additionally, during the third quarter 2010, the European joint venture negotiated an agreement with the lenders of mortgage loans totaling €342 million due in 2013 to amend the loans’ financial covenants for two years in exchange for a deposit of approximately €10 million in escrow to fund debt service or, in certain cases, capital expenditures and commitments to fund planned incremental capital expenditures. These loans are secured by a portfolio of six hotels located in Spain, Italy, Poland and the United Kingdom. These mortgage loans are non-recourse to us and a default under these loans does not trigger a default under any of our debt.

We have entered into four foreign currency forward purchase contracts in order to hedge the foreign currency exposure resulting from the eventual repatriation of our net investment. We hedged €80 million (approximately $114 million) of our investment and the forward purchase will occur between August 2011 and October 2014. During 2010 and 2009, we recorded approximately $5 million and $(4) million, respectively, related to the change in the fair value of the forward purchase contracts. The current value of the forward contracts of $7 million is included in accumulated other comprehensive income in the accompanying balance sheet. The derivatives are considered a hedge of the foreign currency exposure of a net investment in a foreign operation, and, in accordance with applicable hedge accounting guidance, are marked-to-market with changes in fair value recorded to accumulated other comprehensive income within Host Inc.’s stockholders’ equity portion and Host L.P.’s partners’ capital portion of their balance sheets. For additional detail on the foreign currency forward purchase contracts and our exposure to changes in foreign currency exchange rates, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 10-K for the year ended December 31, 2010, filed February 24, 2011.

Asian Joint Venture. On March 25, 2008, we entered into a joint venture, structured as a Singapore Corporation, to explore investment opportunities in various markets throughout Asia, including China, Japan, India, Vietnam and Australia. We own a 25% interest in the Asian joint venture. The initial term of the Asian joint venture is for a period of seven years. Due to the ownership structure of the Asian joint venture, and our partner’s rights to cause its dissolution and liquidation at any time, it is not consolidated in our financial statements. On July 20, 2010, the Asian joint venture reached a joint venture agreement with Accor S. A. and InterGlobe Enterprises Limited to develop seven properties totaling approximately 1,750 rooms in three major cities in India: Bangalore, Chennai and Delhi. The Asian joint venture will invest approximately $50 million to acquire approximately 36% of the interest in the India joint venture. The properties will be managed by Accor under the Pullman, Novotel and ibis brands. Development of the properties is underway, and the first hotel, the ibis Bangalore, is expected to open in the second quarter of 2011.

Hospitality Properties Trust Relationship. During 2010, we owned leasehold interests in 53 Courtyard by Marriott properties and 18 Residence Inn by Marriott properties, which hotels were sold to HPT and leased back to us in 1995 and 1996. In conjunction with our conversion to a REIT we entered into subleases for these 71 properties with a third party. In late June 2010, HPT sent notices of default because the subtenants failed to meet certain net worth covenants, which would have triggered an event of default by us under the master leases between us and HPT. As a result, we terminated the subleases effective July 6, 2010 and resumed acting as owner under the management agreements. The subtenants remain obligated to us for outstanding rent payments to the extent that operating cash generated by the hotels is less than rent that would have been paid under the terminated subleases, although they have not funded this obligation since the termination of the subleases.

Effective upon termination of the subleases, we recorded the operations of the hotels rather than rental income for the remaining portion of 2010. As a result, we recorded $123 million of hotel revenues for the 71 properties, as well as $44 million of rental income earned prior to the termination of the subleases in 2010, which are included in other revenues on the consolidated statements of operations. Additionally, we recorded $96 million of hotel expenses related to the 71 properties, as well as $84 million of rental expense due to HPT in 2010, which are included in other property-level expenses on the consolidated statements of operations. The property revenues and rental income recorded, less the hotel expenses and rental expenses, resulted in a loss of approximately $13 million and $1 million in 2010 and 2009, respectively, and a gain of $4 million in 2008.

We terminated the master lease on the 18 Residence Inn properties in accordance with its terms effective December 31, 2010, at which time HPT paid us $17.2 million of deferred proceeds related to the initial sale of these properties and additional amounts held in a tenant collection account. On November 23, 2010, we gave notice that we will not extend the term of the master lease on the 53 Courtyard by Marriott properties, which will result in the termination and expiration of that lease on December 31, 2012. At the expiration of that master lease, HPT is obligated to pay us deferred proceeds related to the initial sale of the 53 Courtyard properties of approximately $51 million, subject to damages arising out of an event of default, if any, under the master lease, plus additional amounts held in a tenant collection account.

Tax Sharing Arrangements. Under tax sharing agreements with former affiliated companies (such as Marriott International, Inc., HMS Host and Barceló Crestline Corporation), we are obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) relating to periods in which the companies were affiliated with us. For example, a taxing authority could adjust an item deducted by a former affiliate during the period that this former affiliate was owned by us. This adjustment could produce a tax liability that we may be obligated to pay under the tax sharing agreement. Additionally, under the partnership agreement between Host Inc. and Host L.P., Host L.P. is obligated to pay certain taxes (federal, state, local and foreign, including any related interest and penalties) incurred by Host Inc., as well as any liabilities the IRS may successfully assert against Host Inc. We do not expect any amounts paid under the tax sharing arrangements to be material.

Tax Indemnification Agreements. For reasons relating to federal and state income tax considerations of the former and current owners of three hotels, we have agreed to restrictions on selling the hotels, or repaying or refinancing the mortgage debt for varying periods depending on the hotel. Two of these agreements expired in 2010 and were not renewed and the third will expire in 2028.

Guarantees. We have certain guarantees, which consist of commitments we have made to third parties for leases or debt, that are not on our books due to various dispositions, spin-offs and contractual arrangements, but that we have agreed to pay in the event of certain circumstances including default by an unrelated party. We consider the likelihood of any material payments under these guarantees to be remote. The largest guarantees (by dollar amount) are listed below:

•

We remain contingently liable for rental payments on certain divested non-lodging properties. These primarily represent certain divested restaurants that were sold subject to our guarantee of the future rental payments. The aggregate amount of these future rental payments is approximately $18 million as of December 31, 2010.

•

In 1997, we owned Leisure Park Venture Limited Partnership, which owns and operates a senior living facility. We no longer have an ownership interest in the partnership, but we remain obligated under a guarantee of interest and principal with regard to $14.7 million of municipal bonds issued by the New Jersey Economic Development Authority through their maturity in 2027. However, to the extent we are required to make any payments under the guarantee, we have been indemnified by Barceló Crestline Corporation, who, in turn, is indemnified by the current owner of the facility.

•

In connection with the sale of two hotels in January 2005, we remain contingently liable for the amounts due under the respective ground leases. The future minimum lease payments are approximately $13 million through the full term of the leases, including renewal options. We believe that any liability related to these ground leases is remote, and in each case, we have been indemnified by the purchaser of the hotel.

Information on other guarantees and other off-balance sheet arrangements may be found in Note 17 to our consolidated financial statements.

Contractual Obligations. The table below summarizes our obligations for principal and estimated interest payments on our debt, future minimum lease payments on our operating and capital leases, projected capital expenditures and other long-term liabilities, each as of December 31, 2010 (in millions):

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-term debt obligations(1)	$6,947	$532	$1,799	$2,747	$1,869
Capital lease obligations	159	3	5	4	147
Operating lease obligations	1,332	109	138	63	1,022
Purchase obligations(2)	397	327	70	—	—
Other long-term liabilities reflected on the balance sheet(3)	15	—	5	—	10

Total	$8,850	$971	$2,017	$2,814	$3,048

(1)	The amounts shown include amortization of principal, debt maturities and estimated interest payments. Interest payments have been included in the long-term debt obligations based on the weighted average interest rate.
(2)	Our only purchase obligations consist of commitments for capital expenditures at our hotels. Under our contracts, we have the ability to defer some of these expenditures into later years.
(3)	The amounts shown include deferred management fees and the estimated amount of tax expense. Under terms of our management agreements, we have deferred payment of management fees to our hotel managers for some of our properties that have not achieved the required income thresholds for payment of owner’s priority to us. The timing of the payments, if any, is based on future operations, the termination of the management agreement or the sale of the hotel, and, is therefore, not determinable. The estimated amount of tax expense relates to uncertain tax liabilities from prior years.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates.

Purchase Price Allocations to Hotels Acquired in a Business Combination. Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets, other assets and assumed debt and other liabilities at fair value. Any remaining unallocated investment would be treated as goodwill. Property and equipment are recorded at fair value and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations performed by management and independent third parties. Fair values are based on the exit price (i.e. the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date). We evaluate several factors, including market data for similar assets, expected cash flows discounted at risk adjusted rates and replacement cost for the assets, to determine an appropriate exit cost when evaluating the fair value of our assets.

Other items that we evaluate in a business combination include identifiable intangible assets, capital lease assets and obligations and goodwill. Identifiable intangible assets are typically assumed contracts, including ground and retail leases and management and franchise agreements, which are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. Capital lease obligations that are assumed as a part of the acquisition of a leasehold interest are fair valued and included as debt on the accompanying balance sheet and we will record the corresponding right-to-use assets. Classification of a lease does not change if it is part of a business combination. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations. In certain situations, a deferred tax liability is created due to the difference between the fair value and the tax basis of the asset at the acquisition date, which also may result in a goodwill asset being recorded. The goodwill that is recorded as a result of this difference is not subject to amortization. Furthermore, acquisition-related costs, such as due diligence, legal and accounting fees, are not capitalized or applied in determining the fair value of the acquired assets.

Impairment Testing. We analyze our assets for impairment throughout the year when events or circumstances occur that indicate that the carrying values thereof may not be recoverable. We consider a property to be impaired when the sum of future undiscounted cash flows over our remaining estimated holding period is less than the carrying value of the asset. For impaired assets, we record an impairment charge equal to the excess of the property’s carrying value over its fair value. To the extent that a property has a substantial remaining estimated useful life and management does not believe that it is more likely than not the property will be disposed of prior to the end of its useful life, it would be unusual for undiscounted cash flows to be insufficient to recover the property’s carrying value. In the absence of other factors, we assume that the estimated life is equal to the GAAP depreciable life, because of the continuous property maintenance and improvement capital expenditures required under our management agreements. We adjust our assumptions with respect to the remaining useful life of the property if situations dictate otherwise, such as an expiring ground lease, or it is more likely than not that the asset will be sold prior to its previously expected useful life. We also consider the effect of regular renewal and replacement capital expenditures on the estimable life of our properties, including critical infrastructure, which is regularly maintained and then replaced at the end of its useful life.

We test for impairment in several situations, including when a property has a current or projected loss from operations, when it becomes more likely than not that a hotel will be sold before the end of its previously estimated useful life, or when other events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. In the evaluation of the impairment of our assets, we make many assumptions and estimates, including:

•	projected cash flows, both from operations and the eventual disposition;

•	expected useful life and holding period;

•	future required capital expenditures; and

•	fair values, including consideration of capitalization rates, discount rates and comparable selling prices.

While we consider all of the above indicators as a preliminary indicator to determine if the carrying value may not be recovered by undiscounted cash flows, we reviewed the actual year-to-date and the projected cash flows from operations to identify properties with actual or projected annual operating losses or minimal operating profit as of December 31, 2010. The projected cash flows are prepared by our third-party managers and consider items such as booking pace, occupancy, room rate and property-level operating costs. We review the projections and may adjust them as we deem appropriate. As a result of our review, we identified seven properties that required further consideration of property and market specific conditions or factors to determine if the property was impaired using an undiscounted cash flow analysis. Management considered a range of RevPAR and operating margins compared to prior years’ operating results in evaluating the projected cash flows from operations. The operating results of our portfolio were significantly affected by the recessionary climate in 2009 and the first half of 2010. To appropriately evaluate if the assets carrying value was recoverable, we projected a growth rate such that the individual properties would return to normalized levels of operations within five years and thereafter grow at a stabilized rate of 3% over the remaining estimable lives of the properties. This stabilized growth rate is lower than the historical growth rate for the entire industry over the period from 1997 through 2007. Based on this test, no properties exhibited an impaired value at December 31, 2010. For purposes of this test, if we had assumed a growth rate of 0% after the return to normalized level of operations one of the seven properties identified above would have required further analysis. Management believes its assumptions and estimates reflect current market conditions.

Other-than-Temporary Impairment of an Investment. We review our equity method investments for other-than-temporary impairment based on the occurrence of any triggering events that would indicate that the carrying amount of the investment exceeds its fair value on an other-than-temporary basis. Triggering events can include a decline in distributable cash flows from the investment, a change in the expected hold period or other significant events which would decrease the value of the investment. Our investments primarily consist of joint ventures which own hotel properties; therefore, we will generally have few observable inputs and will determine the fair value based on a discounted cash flow analysis of the investment, as well as considering the impact of other elements (i.e. control premiums, etc.). We use certain inputs, such as available third-party appraisals and forecast net operating income for the hotel properties, to estimate the expected cash flows. If an equity method investment is impaired, a loss is recorded for the difference between the fair value and the carrying value of the investment.

Classification of Assets as “Held for Sale”. Our policy for the classification of a hotel as held for sale is intended to ensure that the sale of the asset is probable prior to classifying it as such, will be completed within one year and that actions required to complete the sale are unlikely to change or that it is unlikely the planned sale will be withdrawn. This policy is consistent with our experience with real estate transactions under which the timing and final terms of a sale are frequently not known until purchase agreements are executed, the buyer has a significant deposit at risk and no financing contingencies exist which could prevent the transaction from being completed in a timely manner. Specifically, we will typically classify properties that we are actively marketing as held for sale when all of the following conditions are met:

•	Host Inc.’s Board of Directors has approved the sale (to the extent the dollar amount of the sale requires Board approval);

•	a binding agreement to purchase the property has been signed;

•	the buyer has committed a significant amount of non-refundable cash; and

•	no significant contingencies exist which could prevent the transaction from being completed in a timely manner.

To the extent that a property is classified as held for sale and its fair value less selling costs is lower than the net book value of the property, we will record an impairment loss.

Depreciation and Amortization Expense. Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is based on the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions, including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While management believes its estimates are reasonable, a change in the estimated lives could affect depreciation expense and net income (loss) or the gain or loss on the sale of any of our hotels.

Valuation of Deferred Tax Assets. We have approximately $117 million, net of a valuation allowance of $44 million, of deferred tax assets as of December 31, 2010. The objective of financial accounting and reporting standards for income taxes is to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in a company’s financial statements or tax returns. We have considered various factors, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies in determining a valuation allowance for our deferred tax assets, and we believe that it is more likely than not that we will be able to realize the $117 million of net deferred tax assets in the future. When a determination is made that all, or a portion, of the deferred tax assets may not be realized, an increase in income tax expense would be recorded in that period.

Valuation of Derivative Contracts. We will occasionally enter into derivative products, including interest rate and foreign currency swaps, caps and collars. Derivative instruments are subject to fair value reporting at each reporting date and the increase or decrease in fair value is recorded in net income (loss) or accumulated other comprehensive income, based on the applicable hedge accounting guidance. We estimate the fair value of these instruments through the use of third party valuations, which utilize the market standard methodology of netting the discounted future cash receipts and the discounted future expected cash payments. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. The variable cash flow streams are based on an expectation of future interest and exchange rates derived from observed market interest and exchange rate curves. The values of these instruments will change over time as cash receipts and payments are made and as market conditions change. Any event that impacts the level of actual and expected future interest or exchange rates will impact our valuations. The fair value of our derivatives is likely to fluctuate from year-to-year based on changing levels of interest and exchange rates and shortening terms to maturity.

Stock Compensation. We recognize costs resulting from Host Inc.’s share-based payment transactions over their vesting periods. We classify share-based payment awards granted in exchange for employee services as either equity awards or liability awards. The classification of Host Inc.’s restricted stock awards as either an equity award or a liability award is based upon cash settlement options. Equity classified awards are measured based on the fair value on the date of grant. Liability classified awards are remeasured to fair value each reporting period. These awards were classified as liability awards due to settlement features that allow the recipient to have a percentage of the restricted stock awards withheld to meet tax withholding requirements. The value of these restricted stock awards, less estimated forfeitures, is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). No compensation cost is recognized for awards for which employees do not render the requisite service.

During 2009, Host Inc. implemented an employee stock plan for our senior management that included the following awards:

Restricted stock awards with vesting based on market conditions. These awards vest based on the total shareholder return relative to other REITs and lodging companies. They are classified as liability awards due to their cash settlement features and are remeasured to fair value each reporting period. We utilize a simulation, or Monte Carlo model, to determine the fair value of Host Inc.’s restricted stock awards with vesting based on market conditions. The utilization of this model requires us to make certain estimates related to the volatility of the share price of Host Inc.’s common stock, risk-free interest rates, the risk profile of our common shares compared to our peer group and the amount of Host Inc.’s awards expected to be forfeited.

Restricted stock awards with vesting based on performance conditions. These awards are earned based on the employee achieving a specified performance target, which will be based on the employee’s specific management business objectives. Compensation cost will be recognized when the achievement of the performance condition is considered probable of achievement. If a performance condition has more than one outcome that is probable of achievement, recognition of compensation cost will be based on the condition that is the most likely outcome. These awards classified as liability awards due to their cash settlement provisions. Therefore, the value of the shares to be issued by Host Inc. will be based on Host Inc.’s share price on the reporting date.

Stock option awards. The stock option awards are equity classified awards, as they do not include cash settlement features. Therefore, the value of the award is determined on the grant date using a binomial pricing model and is not adjusted for future changes in the fair value. Vesting for these awards is based on service conditions. The utilization of the binomial model requires us to make certain estimates related to the volatility of the share price of our common stock, risk-free interest rates and the amount of our awards expected to be forfeited.

Other awards. During 2009, Host Inc. granted restricted stock awards to all of its employees, with vesting based on service conditions. These awards are equity classified awards as they do not have cash settlement features similar to that for awards to senior management.

Consolidation Policies. Judgment is required with respect to the consolidation of partnership and joint venture entities in terms of the evaluation of control, including assessment of the importance of rights and privileges of the partners based on voting rights, as well as financial interests that are not controllable through voting interests. We consolidate subsidiaries when we have the ability to direct the activities that most significantly impact the economic performance of the entity. For those partnerships and joint ventures of which we are the general partner, we review the rights of the limited partners to determine if those rights would preclude the assumption of control as the general partner. Limited partner rights which would preclude presumption of control by the general partner include the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove us, as the general partner, without cause and substantive participating rights, primarily through voting rights.

We also evaluate our subsidiaries to determine if they should be considered variable interest entities (“VIEs”). If a subsidiary is a VIE, it is subject to the consolidation framework specifically for VIEs. We consider an entity a VIE if equity investors own an interest therein that does not have the characteristics of a controlling financial interest or if such investors do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with ASC 810, we reviewed our subsidiaries to determine if (i) any of our subsidiaries or affiliates should be considered VIEs, and (ii) whether we should change our consolidation determination based on changes in the characteristics of these entities.

Foreign Currency Translation. The operations of foreign subsidiaries are maintained in their functional currency, which is generally the local currency, and then translated to U.S. dollars using the average exchange rates for the period. The assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. The resulting translation adjustments are reflected in accumulated other comprehensive income.

Foreign currency transactions are recorded in the functional currency for each entity using the exchange rates prevailing at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated at period end exchange rates. The resulting exchange differences on translation are recorded in gain (loss) on foreign currency transactions and derivatives, except when deferred in accumulated other comprehensive income as qualifying net investment hedges.

Comparable Hotel Operating Statistics

We present certain operating statistics (i.e., RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses and adjusted operating profit) for the periods included in this report on a comparable hotel basis. We define our comparable hotels as properties (i) that are owned or leased by us and the operations of which are included in our consolidated results, whether as continuing operations or discontinued operations for the entirety of the reporting periods being compared, and (ii) that have not sustained substantial property damage or business interruption, or undergone large-scale capital projects during the reporting periods being compared.

Of the 113 hotels that we owned on December 31, 2010, 108 have been classified as comparable hotels.

The operating results of the following hotels that we owned or leased as of December 31, 2010 are excluded from comparable hotel results for these periods:

•	Le Méridien Piccadilly (acquired leasehold interest in July 2010);

•	Westin Chicago River North (acquired in August 2010);

•	W New York, Union Square (acquired in September 2010);

•	JW Marriott, Rio de Janeiro (acquired in September 2010);

•	San Diego Marriott Hotel & Marina (business disruption due to significant renovations); and

•	53 Courtyard by Marriott properties leased from HPT (sublease was terminated in July 2010).

The operating results of the eight hotels we disposed of in 2010 and 2009, as well as 18 Residence Inn properties we leased from HPT until December 31, 2010 are not included in comparable hotel results for the periods presented herein. Moreover, because these statistics and operating results are for our hotel properties, they exclude results for our non-hotel properties and other real estate investments.

We evaluate the operating performance of our comparable hotels based on both geographic region and property type. These divisions are generally consistent with groupings recognized in the lodging industry.

Geographic regions consist of the following (only states in which we own hotels are listed):

•	Pacific—California, Hawaii, Oregon and Washington;

•	Mountain—Arizona and Colorado;

•	North Central—Illinois, Indiana, Minnesota, Missouri and Ohio;

•	South Central—Louisiana, Tennessee and Texas;

•	New England—Connecticut, Massachusetts and New Hampshire;

•	Mid-Atlantic—Pennsylvania, New Jersey and New York;

•	DC Metro—Maryland, Virginia and Washington, D.C.;

•	Atlanta—Georgia and North Carolina;

•	Florida—Florida; and

•	International—Brazil, Canada, Chile, Mexico, New Zealand and the United Kingdom.

Property types consist of the following:

•	Urban—Hotels located in primary business districts of major cities;

•	Suburban—Hotels located in office parks or smaller secondary markets;

•	Resort/conference—Hotels located in resort/conference destinations such as Arizona, Florida, Hawaii and Southern California; and

•	Airport—Hotels located at or near airports.

Reporting Periods.

For Consolidated Statement of Operations. The results we report are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott, the manager of a significant percentage of our properties, uses a year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its U.S. and Canadian Marriott-managed hotels. In contrast, other managers of our hotels, such as Hyatt and Starwood, report results on a monthly basis. Host Inc., as a REIT, is required by federal income tax law to report results on a calendar year basis. As a result, we elected to adopt the reporting periods used by Marriott, modified so that our fiscal year always ends on December 31 to comply with REIT rules. Our first three quarters of operations end on the same day as Marriott, but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always includes the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years. For example, set forth below are the quarterly start and end dates for 2011, 2010 and 2009. Note that the second and third quarters of each year both reflect twelve weeks of operations. In contrast, the first and fourth quarters reflect differing days of operations.

	2011		2010		2009
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 25	84	January 1—March 26	85	January 1—March 27	86
Second Quarter	March 26—June 17	84	March 27—June 18	84	March 28—June 19	84
Third Quarter	June 18—September 9	84	June 19—September 10	84	June 20—September 11	84
Fourth Quarter	September 10—December 31	113	September 11—December 31	112	September 12—December 31	111

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by Marriott, another consequence of our calendar is that we are unable to report the month of operations that ends after our fiscal quarter-end until the following quarter because our hotel managers that use a monthly reporting period do not make mid-month results available to us. Hence, the month of operation that ends after our fiscal quarter-end is included in our quarterly results of operations in the following quarter for those hotel managers (covering approximately 43% of total revenues of our hotels). As a result, our quarterly results of operations include results from hotel managers reporting results on a monthly basis as follows: first quarter (January, February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full year results, it does affect the reporting of quarterly results.

For Hotel Operating Statistics and Comparable Hotel Results. In contrast to the reporting periods for our consolidated statement of operations, our hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) and our comparable hotel results are reported based on the reporting cycle used by Marriott for our Marriott-managed hotels. This facilitates year-to-year comparisons, as each reporting period will be comprised of the same number of days of operations as in the prior year. This means, however, that the reporting periods we use for hotel operating statistics and our comparable hotel results will typically differ slightly from the reporting periods used for our statements of operations for the first and fourth quarters and the full year. Set forth below are the quarterly start and end dates that are used for our hotel operating statistics and comparable hotel results reported herein. Results from hotel managers reporting on a monthly basis are included in our operating statistics and comparable hotel results consistent with their reporting in our consolidated statement of operations.

Hotel Result Reporting Periods for Operating Statistics

and Comparable Hotel Results—for Marriott Managed Properties

	2011		2010		2009
	Start-End Dates	No. of Days	Start-End Dates	No. of Days	Start-End Dates	No. of Days
First Quarter	January 1—March 25	84	January 2—March 26	84	January 3—March 27	84
Second Quarter	March 26—June 17	84	March 27—June 18	84	March 28—June 19	84
Third Quarter	June 18—September 9	84	June 19—September 10	84	June 20—September 11	84
Fourth Quarter	September 10—December 30	112	September 11—December 31	112	September 12—January 1	112

Non-GAAP Financial Measures

We use certain “non-GAAP financial measures,” which are measures of our historical financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. These measures are as follows: (i) EBITDA and Adjusted EBITDA, as a measure of performance for Host Inc. and Host L.P., (ii) Funds From Operations (FFO) and FFO per diluted share, as a measure of performance for Host Inc., and (iii) comparable hotel operating results, as a measure of performance for Host Inc. and Host L.P. The following discussion defines these terms and presents why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (EBITDA) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties and facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO per diluted share, it is widely used by management in the annual budget process.

Adjusted EBITDA

Historically, management has adjusted EBITDA when evaluating Host Inc. and Host L.P. performance because we believe that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance and is a relevant measure in calculating certain credit ratios. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

•

Real Estate Transactions – We exclude the effect of gains and losses, including the amortization of deferred gains, recorded on the disposition of assets and property insurance gains in our consolidated statement of operations because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset often does not reflect the market value of real estate assets (as noted below for FFO).

•

Equity Investment Adjustments – We exclude the equity in earnings (losses) of unconsolidated investments in partnerships and joint ventures as presented in our consolidated statement of operations because it includes our pro rata portion of depreciation, amortization and interest expense. We include our pro rata share of the Adjusted EBITDA of our equity investments as we believe this more accurately reflects the performance of our investment. The pro rata Adjusted EBITDA of equity investments is defined as the EBITDA of our equity investments adjusted for any gains or losses on property transactions multiplied by our percentage ownership in the partnership or joint venture.

•

Consolidated Partnership Adjustments – We deduct the non-controlling partners’ pro rata share of the Adjusted EBITDA of our consolidated partnerships as this reflects the non-controlling owners’ interest in the EBITDA of our consolidated partnerships. The pro rata Adjusted EBITDA of non-controlling partners is defined as the EBITDA of our consolidated partnerships adjusted for any gains or losses on property transactions multiplied by the non-controlling partners’ positions in the partnership or joint venture.

•

Cumulative Effect of a Change in Accounting Principle – Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment Losses – We exclude the effect of impairment losses recorded because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

•

Acquisition Costs – Effective January 1, 2009, the accounting treatment under GAAP for costs associated with completed property acquisitions changed and these costs are now expensed in the year incurred as opposed to capitalized as part of the acquisition. Beginning in 2011, we will exclude the effect of these costs because we believe that including them is not reflective of the ongoing performance of our properties. This is consistent with the EBITDA calculation under the prior GAAP accounting treatment which expensed these costs over time as part of depreciation expense, which is excluded from EBITDA.

EBITDA and Adjusted EBITDA, as presented, may not be comparable to measures calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense and other items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statement of operations and cash flows include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA and Adjusted EBITDA should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions.

The following table provides a reconciliation of net loss to Adjusted EBITDA (in millions):

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA

	Year ended December 31,
	2010	2009
Net loss	$(132)	$(258)
Interest expense	384	379
Depreciation and amortization	591	593
Income taxes	(31)	(39)
Discontinued operations (a)	—	12

EBITDA	812	687
(Gains) losses on dispositions	2	(35)
Non-cash impairment charges	—	131
Amortization of deferred gains	—	(4)
Equity investment adjustments:
Equity in (earnings) losses of affiliates	1	(3)
Pro rata EBITDA of equity investments	23	33
Consolidated partnership adjustments:
Pro rata EBITDA attributable to non-controlling partners in other consolidated partnerships	(14)	(11)

Adjusted EBITDA for Host Inc. and Host L.P. (b)	$824	$798

(a)	Reflects the interest expense, depreciation and amortization and income taxes included in discontinued operations.
(b)	Adjusted EBITDA was significantly affected in 2010 by $10 million of costs incurred related to successful acquisitions. Prior to 2009, the costs were capitalized as part of the acquisition. These costs are now expensed and deducted from net income and Adjusted EBITDA. For 2009, the accrual for a potential litigation settlement decreased Adjusted EBITDA by $41 million.

FFO and FFO Per Diluted Share. We present FFO and FFO per diluted share as a non-GAAP measure of Host Inc. performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate FFO per diluted share for a given operating period as our FFO for such period divided by the number of fully diluted shares outstanding during such period. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization and adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities, including the payment of preferred stock dividends, in accordance with NAREIT guidelines.

We believe that FFO per diluted share is a useful supplemental measure of Host Inc. operating performance and that presentation of FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization and gains and losses from sales of real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such a measure can facilitate comparisons of operating performance between periods and between other REITs, even though FFO per diluted share does not represent an amount that accrues directly to holders of Host Inc.’s common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the definition of FFO in order to promote an industry-wide measure of REIT operating performance.

We calculate FFO per diluted share, in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although FFO per diluted share is a useful measure when comparing our results to other REITs, it may not be helpful to investors when comparing us to non-REITs. This information should not be considered as an alternative to net income, operating profit, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures) and other items have been and will be incurred and are not reflected in the FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and cash flows include depreciation, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, FFO per diluted share should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, FFO per diluted share does not measure, and should not be used as a measure of, amounts that accrue directly to Host Inc.’s stockholders’ benefit.

The following tables provide a reconciliation of net income available to common shareholders per share to FFO per diluted share for Host Inc. (in millions, except per share amounts):

Host Inc. Reconciliation of Net Loss Available to

Common Stockholders to Funds From Operations per Diluted Share

	Year ended December 31,
	2010	2009
Net loss	$(132)	$(258)
Less: Net loss attributable to non-controlling interests	2	6
Dividends on preferred stock	(4)	(9)
Issuance costs of redeemed preferred stock	(4)	—

Net loss available to common stockholders	(138)	(261)
Adjustments:
(Gains) losses on dispositions, net of taxes	2	(31)
Amortization of deferred gains and other property transactions, net of taxes	—	(4)
Depreciation and amortization (a)	591	604
Partnership adjustments	4	4
FFO of non-controlling interests of Host L.P.	(7)	(7)

Funds From Operations	452	305
Adjustments for dilutive securities (b):
Assuming deduction of gain recognized for the repurchase of 2004 Exchangeable Debentures (c)	—	(2)
Assuming conversion of 2004 Debentures	13	—

Diluted FFO (b)(d)	$465	$303

Diluted weighted average shares outstanding-EPS	656.1	587.2
Assuming issuance of common units granted under the Comprehensive Stock Plan	2.9	1.8
Assuming conversion of 2004 Exchangeable Debentures	21.2	—

Diluted weighted average shares outstanding (d)	680.2	589.0

FFO per diluted share (b)(d)	$.68	$.51

(a)	In accordance with the guidance on FFO per diluted share provided by NAREIT, we do not adjust net income for the non-cash impairment charges when determining our FFO per diluted share.
(b)	Earnings/loss per diluted share and FFO per diluted share in accordance with NAREIT are adjusted for the effects of dilutive securities. Dilutive securities may include Host Inc. shares granted under Host Inc.’s comprehensive stock plans, preferred OP units held by non-controlling partners, exchangeable debt securities and other non-controlling interests that have the option to convert their limited partnership interest to common OP units. No effect is shown for securities if they are anti-dilutive.
(c)	During 2009, we repurchased $75 million of the 2004 Debentures with a carrying value of $72 million for $69 million. The adjustments to dilutive FFO related to the 2004 Debentures repurchased during the year include the $3 million gain on repurchase, net of interest expense on the repurchased exchangeable debentures.

(d)	FFO per diluted share and earnings per diluted share were significantly affected by certain transactions, the effects of which are shown in the table below (in millions, except per share amounts):

	Year ended December 31
	2010		2009
	Net Income (Loss)	FFO	Net Income (Loss)	FFO
Gain (loss) on dispositions, net of taxes	$(2)	$—	$31	$—
Potential loss on litigation (1)	(4)	(4)	(41)	(41)
Non-cash impairment charges (2)	—	—	(131)	(131)
Gain (loss) on debt extinguishments (3)	(22)	(22)	7	7
Preferred unit redemption (4)	(4)	(4)	—	—
Acquisition costs (5)	(10)	(10)	—	—
(Gain) loss attributable to non-controlling interests (6)	1	1	3	3

Total	$(41)	$(39)	$(131)	$(162)

Diluted shares	656.1	680.2	587.2	589.7
Per diluted share	$(.06)	$(.06)	$(.23)	$(.28)

(1)	Includes the accrual in the first quarter of 2010 for an additional potential loss related to the 2009 litigation.
(2)	During 2009, we recorded non-cash impairment charges totaling $131 million in accordance with GAAP based on the difference between the fair value and the carrying amount of certain properties.
(3)	For 2010, these costs include those associated with the redemption of the Series K and Series M senior notes. For 2009, the costs include gain/losses associated with the repayment of exchangeable debentures and the term loan. Additionally, as prescribed by the sharing agreement with the successor borrower in connection with the 2007 defeasance of a $514 million collateralized mortgage-backed security, we received $7 million for year ended December 31, 2009 and recorded the gain as a reduction of interest expense.
(4)	Represents the original issuance costs of the Class E preferred stock, which were redeemed on June 18, 2010.
(5)	Represents costs incurred related to acquisitions and investments during 2010. Previously, these costs would have been capitalized as part of the acquisition; however, under accounting requirements effective January 1, 2009 these costs are expensed and deducted from net income and FFO.
(6)	Represents the portion of the significant items attributable to non-controlling partners of Host L.P.

Comparable Hotel Operating Results. We present certain operating results for our hotels, such as hotel revenues, expenses, and adjusted operating profit, on a comparable hotel, or “same store” basis as supplemental information for investors of both Host Inc. and Host L.P. We present these comparable hotel operating results by eliminating corporate-level costs and expenses related to our capital structure, as well as depreciation and amortization. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with more specific insight into the ongoing operating performance of our hotels. We eliminate depreciation and amortization, because even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and these comparable hotel operating results should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or assess the operating performance of these hotels, as these decisions are based on data for individual hotels and are not based on comparable portfolio hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following table presents certain operating results and statistics for our comparable hotels for the periods presented herein:

Comparable Hotel Results for Host Inc. and Host L.P.

(in millions, except hotel statistics)

	Year ended December 31,
	2010	2009
Number of hotels	108	108
Number of rooms	59,125	59,125
Percent change in Comparable Hotel RevPAR	5.8%	—

Comparable hotel revenues
Room	$2,591	$2,448
Food and beverage	1,285	1,230
Other	273	304

Comparable hotel revenues(a)	4,149	3,982

Comparable hotel expenses
Room	717	674
Food and beverage	957	929
Other	156	155
Management fees, ground rent and other costs	1,437	1,386

Comparable hotel expenses(b)	3,267	3,144

Comparable hotel adjusted operating profit	882	838
Non-comparable hotel results, net(c)	52	41
Comparable hotel sold in 2011	(1)	(2)
Income (loss) from hotels leased from HPT and office buildings, net(d)	(11)	1
Depreciation and amortization	(591)	(613)
Corporate and other expenses	(108)	(116)

Operating profit	$223	$149

(a)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows:

	Year ended December 31,
	2010	2009
Revenues per the consolidated statements of operations	$4,428	$4,135
Non-comparable hotel revenues	(162)	(113)
Revenues of comparable hotel sold in 2011	9	9
Business interruption insurance proceeds for comparable hotels	3	—
Hotel revenues for the property for which we record rental income, net	48	42
Income for hotels leased from HPT and office buildings	(172)	(84)
Adjustment for hotel revenues for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(7)

Comparable hotel revenues	$4,149	$3,982

(b)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses is as follows:

	Year ended December 31,
	2010	2009
Operating costs and expenses per the consolidated statements of operations	$4,205	$3,986
Non-comparable hotel expenses	(110)	(75)
Operating costs and expenses of comparable hotel sold in 2011	8	7
Hotel expenses for the property for which we record rental income	48	42
Expense for hotels leased from HPT and office buildings	(183)	(83)
Adjustment for hotel expenses for comparable hotels to reflect Marriott’s fiscal year for Marriott-managed hotels	(5)	(4)
Depreciation and amortization	(591)	(613)
Corporate and other expenses	(108)	(116)
Gain on insurance settlement	3	—

Comparable hotel expenses	$3,267	$3,144

(c)	Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels whose operations are included in our consolidated statements of operations as continuing operations and (ii) the difference between the number of days of operations reflected in the comparable hotel results and the number of days of operations reflected in the consolidated statements of operations.
(d)	Represents income less expense for hotels leased from HPT and office buildings.